                                                                  Conformed Copy
                                                                  --------------

                                                                     EXHIBIT 2.1


                             DATED February, 2000


                                   AGREEMENT


                                    between


                            (1) THE SEVERAL PERSONS
                                  as Vendors


                              (2) PHONE.COM, INC.
                                 as Purchaser

                                    - and -

                    (3) PARAGON SOFTWARE (HOLDINGS) LIMITED


                                  relating to
                             the share capital of

                      PARAGON SOFTWARE (HOLDINGS) LIMITED



                               Latham & Watkins
                   Solicitors and Registered Foreign Lawyers
                        99 Bishopsgate, Eleventh Floor
                           London, England EC2M 3XF

 1.  DEFINITIONS AND INTERPRETATION......................................   4

 2.  CONDITIONS..........................................................  13

 3.  SALE AND PURCHASE...................................................  13

 4.  CONSIDERATION.......................................................  13

 5.  WAIVERS OF PRE-EMPTION AND DISCHARGE................................  13

 6.  COMPLETION..........................................................  13

 7.  COMPLETION STATEMENT................................................  13

 8.  CONDUCT OF BUSINESS PENDING COMPLETION..............................  13

 9.  WARRANTIES..........................................................  13

10.  LIMITATIONS.........................................................  13

11.  INDEMNITIES.........................................................  13

12.  PROTECTION OF GOODWILL..............................................  13

13.  NO RIGHTS UNDER CONTRACTS
     (RIGHTS OF THIRD PARTIES) ACT 1999..................................  13

14.  ANNOUNCEMENTS.......................................................  13

15.  IMPLIED COVENANTS FOR TITLE AND FURTHER ASSURANCE...................  13

16.  ASSIGNMENT..........................................................  13

17.  ENTIRE AGREEMENT: REMEDIES..........................................  13

18.  WAIVER, VARIATION AND RELEASE.......................................  13

19.  COSTS AND EXPENSES..................................................  13

20.  PAYMENTS............................................................  13

21.  NOTICES.............................................................  13

22.  DEFAULT INTEREST....................................................  13

23.  COUNTERPARTS........................................................  13

24.  INVALIDITY..........................................................  13

25.  AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT......................  13

26.  CONFIDENTIALITY.....................................................  13

27.  GOVERNING LAW AND JURISDICTION......................................  13

                                   SCHEDULES

SCHEDULE 1     The Vendors

SCHEDULE 2     Directors of the Company and the Subsidiaries

SCHEDULE 3     Part 1    Properties

               Part 2    Leases

               Part 3    Inferior Leases

SCHEDULE 4     The Subsidiaries

SCHEDULE 5     Part 1    General Warranties

               Part 2    Taxation Warranties

SCHEDULE 6     Basis of Preparation of Completion Statement

SCHEDULE 7     Part 1 & 2     Completion

SCHEDULE 8     Intellectual Property

               Part 1    Registered Intellectual Property

               Part 2    Material Unregistered Intellectual Property

               Part 3    Licenses - In

               Part 4    Licenses--Out

SCHEDULE 9     Information Technology

               Part 1    IT Systems

               Part 2    IT Contracts

SCHEDULE 10    Products

SCHEDULE 11    Investment Representations

SCHEDULE 12    Escrow

EXHIBIT A      Contracts List

AGREED FORM DOCUMENTS

Employment Agreements

Option Exchange Agreements

Registration Rights Agreement

Tax Deed

THIS AGREEMENT is made on   February, 2000

BETWEEN:

(1) THE SEVERAL PERSONS whose respective names and addresses are set out in column (1) of Part A of Schedule 1 (the "Vendors");

(2) PHONE.COM, INC. (a Delaware corporation) whose address is 800 Chesapeake Drive, Redwood City, California 94063 USA (the "Purchaser"). and

(3) PARAGON SOFTWARE (HOLDINGS) LIMITED whose registered office is at Unit 6, Vo-tec Centre, Hambridge Lane, Newbury, Berkshire (the "Company").

WHEREAS:

(A) Paragon Software (Holdings) Limited (the "Company"), a company registered in England and Wales with number 3476665, has at the date of this Agreement an authorised share capital of (Pounds)5,000,000 divided into 47,197,222 Ordinary Shares of (Pounds)0.10 each, 1,441,650 'A' Preference Shares of (Pounds)0.10 each, 1,633,980 'B' Preference Shares of (Pounds)0.10 each and 2,727,148 'C' Preference Shares of (Pounds)0.10 each of which 10,000,000 Ordinary, 1,441,650 "A" Preference, 1,633,980 "B" Preference and 2,727,148 "C" Preference Shares are issued (all fully paid or credited as fully paid) and are owned by the Vendors in the proportions shown opposite their respective names in column (2) of Schedule 1.

(B) The Purchaser has offered to purchase the Shares in reliance upon the warranties and undertakings in this Agreement, and the Vendors have severally agreed to sell the Shares to the Purchaser for the consideration and otherwise upon and subject to the terms and conditions of this Agreement.

     WHEREBY IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     1.1 In this Agreement the following words and expressions have the meanings set opposite them:

          "Accounts"     the Historic Accounts and the Balance Sheet Accounts;

          "Accounting    relevant statements of standard accounting practice
          Standards"     (including financial reporting standards) issued
                         pursuant to section 256, CA 85 by the ASB;

          "ASB" Accounting Standards Board Limited (no.2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;

          "Affiliate"    in relation to any body corporate, any Holding Company
                         or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

          "Agreement"     this Agreement including its recitals and the
                          schedules but not the Tax Deed;

          "Balance Sheet  the consolidated financial statements of the Group
          Accounts"       prepared as at and for the year ended on the Balance
                          Sheet Date in accordance with US GAAP and reviewed, but not audited, by the Company's Auditors;

          "Balance Sheet  31 December, 1999;
          Date"

          "Business"      collectively the products developed, under
                          development, and undertaken, by the Company and each of the Subsidiaries at the date hereof, including without limitation, the business of providing personalization and synchronisation platforms for mobile and internet devices;

          "Business Day"  a day (other than a Saturday or Sunday) when banks are open for a full range of banking business in London;

          "CA 85"         Companies Act 1985;

          "CAA"           Capital Allowances Act 1990;

          "Claim" any claim by the Purchaser in connection with this Agreement or the Tax Deed;

          "Company's      Ernst & Young, Apex Plaza, Reading RG1 1YE;
          Auditors"

          "Completion"    Completion of the sale and purchase of the Shares
                          pursuant to this Agreement;

          "Completion     the completion statement to be prepared in accordance
          Statement"      with clause 7.1;

          "Confidential   all confidential information received or obtained as a
          Information"    result of entering into or performing, or supplied by
                          or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

                          (i) the Company and the Subsidiaries and their respective Affiliates;

                          (ii)   any aspect of the Business;

                          (iii)  the provisions of this Agreement;

                         (iv) the negotiations relating to this Agreement;

                         (v)  the subject matter of this Agreement; or

                         (vi) the Purchaser;

          "Connected      a person connected with any of the Vendors or the
          Person"         Directors (or any former director of the Company or
                          any of the Subsidiaries) within the meaning of section
                          839, ICTA 1988;

          "Consideration" the Provisional Consideration, as adjusted pursuant to the terms of this Agreement;

          "Consideration  the 3,450,050 shares of unregistered common stock in
          Stock" the Purchaser to be issued fully paid to the Vendors pursuant to clause 4.1;

          "Contract"      any contract, agreement, obligation, commitment,
                          understanding, arrangement or liability;

          "Copyright"     copyright, design rights, moral rights, topography
                          rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the Law of England, the US or of any other jurisdiction;

          "Covenant       the payments totalling US Dollars $4.5 million to be
          Sums"           made to the Covenantors and others (subject to the
                          deduction of tax and employee national insurance) as set out in Part C of Schedule 1;

          "Covenantors"   those of the persons whose respective names and
                          addresses are set out in column (1) of Part C of
                          Schedule 1 who are entitled to a gross payment of (Pounds)50,000 or more;

          "Customer"      any person who within the 24 months prior to the date
                          of this Agreement has been a client or customer of the Business, or has been canvassed, solicited or approached to become a client or customer of the Business;

          "Data           the Data Protection Act 1984 and the Data Protection
          Protection Act" Act 1998;

          "Diligence      the two identical sets of files numbered 1 through 9
          Files"          and the two unnumbered diligence files containing the
                          offer letters and employment contracts and the share option agreements collated by or on behalf of the Warrantors, the outside covers of each of which have been signed for identification by or on behalf of the Warrantors and the

                         Purchaser;

          "Directors"    the directors of the Company and the Subsidiaries named
                         in Schedule 2;

          "Disclosed"    fairly disclosed by the Disclosure Documents and by the
                         disclosures specifically referred to in the Disclosure
                         Letter and "Disclosure" shall be construed accordingly;

          "Disclosure    the Disclosure Letter and the Diligence Files;
          Documents"

          "Disclosure    the letter described as such of even date herewith
          Letter"        addressed by the Warrantors to the Purchaser;

          "Employment    the employment agreements with the Managers in the
          Agreements"    agreed terms;

          "Encumbrance"  any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

          "ERA"          Employment Rights Act 1996;

          "Escrow Agent" Bank of New York

          "Escrow        a letter to be agreed by the parties thereto prior to
          Letter"        Completion so as to put into reasonable effect the
                         escrow arrangements contemplated by this agreement between (1) the Escrow Agent (2) the Individual Vendors and (3) the Purchaser setting out the terms and conditions upon which the Escrow Stock will be held and dealt with by the Escrow Agent as set out in paragraph
                         3 of Schedule 12;

          "Escrow Stock" those Consideration Stock referred to in column (4) of
                         Schedule 1;

          "Event" any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Purchaser is a party thereto and including:

                         (a) the execution of this Agreement and completion of the sale of the Shares to the Purchaser; and

                         (b)  the death of any person;

                         and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before Completion;

          "Expert        the independent Queen's Counsel nominated by the
          Counsel"       Purchaser and agreed to by the Vendors and, in default
                         of agreement, appointed by the President for the time being of the Bar Council of England and Wales;

          "FA"           Finance Act;

          "Final         in relation to an Outstanding Claim a Settlement of
          Determination" that Claim or the determination of that Claim by a court of competent jurisdiction from which there is no right of appeal or where neither party appeals within the permitted time frame;

          "Financial     a financial year within the meaning ascribed to such
          Year"          expression by section 223, CA 85;

          "GAAP" generally accepted accounting principles of the relevant country, consistently applied;

          "Governmental  any government or any government agency, bureau, board,
          Authority"     commission, court, department, official, political
                         subdivision, tribunal or other instrumentality of any government, whether federal, state, municipal or local, domestic or foreign;

          "Group"        together the Company and the Subsidiaries;

          "Hardware"     any and all computer, telecommunications and network
                         equipment;

          "Historic      the audited balance sheet as at 31 December, 1998 and
          Accounts"      the audited profit and loss account for each of the
                         last three accounting reference periods ended on 31
                         December, 1998 of the Company and of each of the Subsidiaries (other than the US Subsidiary), or since incorporation if the relevant Subsidiary has not been in existence for three accounting reference periods;
                         and the notes, reports, statements and other documents which are or would be required by Law to be annexed to the accounts of the company concerned and to be sent or made available to members for such Financial Year, a copy of each of which has been Disclosed;

          "Holding       a holding company within the meaning ascribed to such
          Company"       expression by sections 736 and 736A, CA 85;

          "ICTA 1988"    Income and Corporation Taxes Act 1988;

          "Individual     the Vendors other than the Institutional Vendors;
          Vendors"

          "Individual     Titmuss Sainer Dechert, 2 Serjeants Inn, London EC4Y
          Vendors'        1LT;
          Solicitors"

          "Indemnities"   the indemnities given by the Warrantors in clause 11;

          "Initial Cash   the payment of $3 million to be made in accordance
          Consideration"  with clause 4.1;

          "Institutional  3i Group plc, Kennet I L.P., Access Technology
          Vendors" Partners L.P., Access Technology Partners Brokers Fund L.P., Hambrecht & Quist California, Hambrecht & Quist Employee Venture Fund, L.P. II, Hambrecht & Quist Paragon Software Investors L.P., Hikari Tsushin Inc and 3Com Ventures Inc.

          "Intellectual   Patent Rights, Know-How, Copyright (including rights
          Property"       in Software) and Trade Marks;

          "Intellectual   agreements or arrangements relating to the Relevant
          Property        IP;
          Agreements"

          "IT Contracts"  any agreements or arrangements with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company or any of the Subsidiaries, licences of Software used by the Company or any of the Subsidiaries, and other IT procurement;

          "IP Materials"  all documents, records, tapes, discs, diskettes and any other materials whatsoever containing Copyright works, Know-How or Software;

          "IT Services"   any services relating to the IT Systems or to any
                          other aspect of the Company's or any of the Subsidiaries' data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

          "IT Systems"    Hardware, firmware and/or Software owned or used by
                          the Company or any of the Subsidiaries;

          "ITA"           Inheritance Tax Act 1984;

          "Know-How"     trade secrets and confidential business information
                         including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions.
                         discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing;
                         information comprised in Software in all cases, to the extent that such information is confidential; together with rights under all Law protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the Law of England, the US or any other jurisdiction;

          "Law" the common law and any constitutional provision, statute, statutory instrument, enactment, provision, decree, writ or other law, ordinance, rule, directive, regulation, instrument bye-law, SSAP, FRS, UITF, SAP or published interpretation of any Governmental Authority and any decree, injunction, judgment, order, ruling or assessment, of any applicable jurisdiction, whether federal, state, provincial or local, domestic or foreign, including without limitation the United Kingdom, the European Union and the US (and its constituent states);

          "Legal and     full and unrestricted title with the benefit of quiet
          Beneficial     possession and free from lawful interruption and
          Title"         disturbance;

          "Losses" actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, reasonable legal and other professional fees and any VAT payable in relation to any such matter, circumstance or item except to the extent that the Purchaser obtains credit for such VAT as input tax;

          "Managers"     Colin Calder, Bruce Bucknell, Mike Dickinson, Kevin
                         Dodgson, Vince Rae, Fraser Harding, Andrew Wyatt and
                         Patrick Clark;

          "Option        the holders of the Options, as listed in Part B of
          Holders"       Schedule 1;

          "Options"      the options to subscribe for Ordinary Shares as listed
                         in Part B of Schedule 1 pursuant to the forms of agreement with the Company annexed to the Disclosure
                         Letter;

          "Options       agreements for the release of Options and their

          Exchange       replacement by options to subscribe for shares of
          Agreements"    common stock of the Purchaser in the agreed forms;

          "Ordinary      the 10,000,000 issued Ordinary Shares of (Pounds)0.10
          Shares"        each in the capital of the Company;

          "Outstanding   a Claim against the Individual Vendors arising during
          Claim"         the Escrow Period and outstanding as at the expiry of
                         the Escrow Period which has been adjudged and confirmed in writing to the Individual Vendors and the Purchaser during the Escrow Period to be a prima facie Claim by an Expert Counsel; and the "Value" of an Outstanding
                         Claim means the expected value of the Claim as confirmed by that Expert Counsel in his written opinion;

          "Patent        patent applications or patents, author certificates,
          Rights"        inventor certificates, utility certificates,
                         improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the Law of England, the US or any other jurisdiction;

          "Pension       agreements or arrangements (whether legally enforceable
          Schemes"       or not) for the payment of any pensions, allowances,
                         lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any present or former director, officer or employee of the Company or of any of the Subsidiaries or for the benefit of the dependants of any such persons;

          "Preference    the 1,441,650 issued 'A' Preference Shares of
          Shares"        (Pounds)0.10 each, the 1,633,980 issued 'B' Preference
                         Shares of (Pounds)0.10 each and the 2,727,148 issued
                         'C' Preference Shares of (Pounds)0.10 each in the capital of the company;

          "Proceedings"  any proceeding, suit or action arising out of or in connection with this Agreement;

          "Products"     the products of the Company described in Schedule 10;

          "Properties"   the properties of which short particulars are set out
                         in Schedule 3 and the expression "Property" shall mean, where the context so admits, any one or more of such properties and any part or parts thereof;

          "Provisional   the consideration payable for the Shares as specified
                         in

          Consideration" clause 4.1;

          "Purchaser's   KPMG;
          Accountants"

          "Purchaser's   the Purchaser and its Affiliates;
          Group"

          "Purchaser's   Latham & Watkins of 99 Bishopsgate, London EC2M 3XF;
          Solicitors"

          "Registered    the Intellectual Property owned by the Company or any
          Intellectual   of the Subsidiaries and listed in Part 1 of
          Property"      Schedule 8;

          "Registration the Registration Rights Agreement in the agreed form; Rights
          Agreement"

          "Relevant IP"  all Registered Intellectual Property and Unregistered
                         Intellectual Property;

          "Relevant      $118.93 per share of Common Stock of the Purchaser
          Price"         which shall be adjusted as necessary after Completion
                         to reflect any stock dividends, stock splits, reverse stock splits, consolidations, mergers or reorganisation of the Purchaser's Common Stock, as determined from time to time by the board of directors of the Purchaser, acting in good faith and confirmed by the auditors of the Purchaser to be fair and reasonable;

          "RTPA"         Restrictive Trade Practices Act 1976;

          "Shares"       together, the Ordinary Shares and the Preference
                         Shares;

          "Software"     any and all computer programs in both source and object
                         code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works and any and all third party software and MIS software;

          "SSAP" a statement of standard accounting practice or financial reporting standard in force at the date hereof as issued by the Institute of Chartered Accountants in England and

                         Wales adopted by the ASB as an Accounting Standard;

          "subsidiary"   a subsidiary within the meaning ascribed to such
                         expression by sections 736 and 736A, CA 85;

          "subsidiary    a subsidiary undertaking within the meaning ascribed to
          undertaking"   such expression by section 258, CA 85;

          "Subsidiaries" the subsidiaries of the Company named in Schedule 4;

          "Substance"    includes (without limitation) any solid, fibre, dust,
                         liquid, gas, noise or electro-magnetic or other radiation;

          "Taxation" or  (a) all forms of taxation (other than rates) whether
          "Tax" chargeable directly or primarily against or attributable directly or primarily to any member of the Group or any other person including any charge, tax, duty, levy, impost, withholding, liability, local, foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under U.S. Internal Revenue Code Section 59A), customs duties, capital stock, franchise profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat/remittance of unclaimed property, or other tax of any kind whatsoever, wherever chargeable imposed for support of national, state, federal, provincial, municipal or local government or any other person and whether of the UK, the US or other jurisdiction; and (b) any penalty, fine, surcharge, interest, costs or addition thereto, whether disputed or not, payable in connection with any taxation within
                         (a) above;

          "Taxation      any Governmental Authority or other authority
          Authority"     whatsoever competent to impose any Taxation whether in
                         the United Kingdom, the US or elsewhere;

          "Tax Deed"     the deed in the agreed terms containing certain
                         taxation covenants;

          "Taxation      any directive, statute, enactment, Law or regulation,
          Statute"       wheresoever enacted or issued, in force or entered into
                         prior to or on Completion providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, Law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same provided that such amendment, extension, consolidation, or replacement is in force or was entered into on or prior to Completion;

          "Tax           the warranties set out in Part 2 of Schedule 5;
          Warranties"

          "TCGA"         Taxation of Chargeable Gains Act 1992;

          "TMA"          Taxes Management Act 1970;

          "Trade Marks"  Trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, domain names, get-up and company names and business names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the Law of England, the US or of any other jurisdiction;

          "Trade Union"  as defined in section 1, TULRCA;

          "Trustee       The Stanley Trustee Company Limited;
          Vendor"

          "TULRCA"       Trade Union and Labour Relations (Consolidation) Act
                         1992;

          "TUPE" Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended);

          "UITF"         Urgent Issues Task Force;

          "UK"           United Kingdom;

          "Unregistered  Intellectual Property owned, licensed, used or
          Intellectual   exploited by the Company or any of the Subsidiaries
          Property"      other than Registered Intellectual Property;

          "US"           United States of America;

          "US Lease"     2105 Hamilton Avenue, Suite 240, San Jose, California,
                         for which short particulars are set out in Schedule 3 relating to Property in the US;

          "US            the Subsidiary Paragon Software, Inc.;
          Subsidiary"

          "VAT"            Value Added Tax;

          "VATA"           Value Added Tax Act 1994;

          "Vendors"        the Individual Vendors and the Institutional Vendors;

          "Warranties"     the warranties set out in Schedule 5 but not, for the
                           avoidance of doubt, the representations, warranties, covenants and undertakings set out in clause 9.8;

          "Warrantors"     the Individual Vendors;

          "Warranty        a Claim under the Warranties;
          Claim"

          "in the agreed   in the form agreed between the Vendors and the
          terms"           Purchaser and signed for the purposes of
                           identification by or on behalf of each party.

     1.2 The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

     1.3 Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality. References to the word "include" or "including" are to be construed without limitation.

     1.4 References to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement unless otherwise specified and references within a schedule to paragraphs are to paragraphs of that schedule unless otherwise specified.

     1.5 References in this Agreement to any Law include a reference to that Law, as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant Law, except to the extent that any amendment, extension, consolidation or replacement coming into force after the date of this Agreement would increase or extend the liability of the parties to one another.

     1.6 Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

     1.7 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

     1.8 Any reference to "writing" or "written" includes faxes and any non-transitory form of visible reproduction of words.

     1.9 Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more Vendors shall be deemed to be made or given by such persons severally and the respective liability of the Warrantors for breach of the Warranties or under the Tax Deed shall be several and proportionate to the Consideration received by them respectively.

     1.10 References to the Vendors or to the Warrantors shall be deemed to be to each of them severally.

     1.11 In Schedule 5, references to the Company shall be deemed to include a corresponding reference to the Subsidiaries and each of them severally and references to the Accounts are to those of the Company or the relevant Subsidiary, as the case may be.

     1.12 References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight.

     1.13 References to '(Pounds)' or 'pounds sterling' are to the lawful currency of the United Kingdom. References to "$" or US Dollars are to United States Dollars.

2.   CONDITIONS

     2.1  Conditions precedent

          Subject to clause 2.4, this Agreement is subject to and conditional upon:

          2.1.1 no Governmental Authority or regulatory body or trade union or court or any other person or organisation in any jurisdiction having, by the date on which all the other conditions set out in this clause 2.1 have either been satisfied or waived in accordance with clause 2.2;

                    (a) instituted or threatened any action, suit or investigation to restrain, prohibit or otherwise challenge or interfere with the transactions proposed under this Agreement or any part thereof;

                    (b) threatened to take any action as a result or in anticipation of the implementation of such transactions or any part thereof; or

                    (c) proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of such transactions or any part thereof or the operations of the Company or of any of the Subsidiaries;

          2.1.2 there having been no material adverse change in the Business, assets, results of operations or financial condition of the Group since the Balance Sheet Date;

          2.1.3 there having been no change to the capital structure of the Group other than pursuant to this Agreement and any other agreement or deed executed pursuant thereto;

          2.1.4 each of the Covenantors entering into undertakings to the Purchaser in the terms of clause 12 as if they were Individual Vendors in consideration of the payment of the Covenant Sum;

          2.1.5 consolidated accounts of the Group as at and for the year ended on the Balance Sheet Date complying with the requirements of CA 85, audited in accordance with UK GAAP and applicable Laws, together with the notes, reports, statements and other documents which are required by Law to be annexed thereto being delivered to the Purchaser;

          2.1.6 each Option Holder having executed and delivered to the Purchaser an Options Exchange Agreement in the appropriate agreed form,; and

          2.1.7 each of the Managers having executed and delivered to the Purchaser the Employment Agreements.

     2.2  Waiver of conditions precedent

     Notwithstanding clause 2.1, the Purchaser shall be entitled by notice in writing given to the Vendors to waive (to such extent as it may think fit) compliance with the conditions stated in clauses 2.1.3 through 2.1.8.

     2.3  Time limit for satisfaction of conditions

          The parties (other than the Institutional Vendors) shall respectively use all reasonable endeavours to procure that the conditions stated in clause 2.1 are fulfilled as soon as practicable and in any event on or before 15 April, 2000 but if the conditions in clause 2.1 have not been fulfilled or waived by that date (or by such later date as may be agreed in writing between the Vendors and the Purchaser), then, save for accrued rights arising in respect of the operative provisions specified in clause 2.4, clauses 2 (except this clause 2.3) to 12 (inclusive) of this Agreement shall thereupon become null and void ab initio and none of the parties shall have any rights against any other party hereunder except for failure to use all such reasonable endeavours.

     2.4  Operative provisions

          Notwithstanding clause 2.1, other than clauses 11 and 12 inclusive, this Agreement shall come into force on the execution and exchange of this Agreement and the remainder of this Agreement shall come into force on the fulfilment and/or waiver of all conditions stated in clause 2.1.

3.   SALE AND PURCHASE

     3.1  Obligation to sell and purchase

          Subject to the terms of this Agreement, each of the Vendors shall sell or procure to be sold legal and beneficial title to, with full title guarantee, that number of Shares set opposite his name in column (2) of Part A of Schedule 1 and the Purchaser shall purchase such interests in the same together with all rights attaching thereto at the date of this Agreement.

     3.2  Dividends and distributions

          The Purchaser shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after the date of this Agreement.

     3.3  Sale of all Shares

          The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4.   CONSIDERATION

     4.1  Provisional Consideration

          The Shares shall be sold in exchange for the issue (subject to clause 4.4) to the Vendors of the Consideration Stock set forth against their respective names in column (3) of Schedule 1 and the payment of $3 million to Mr Calder.

     4.2  Consideration Stock

          When issued, the Consideration Stock shall be fully paid and non-assessable.

     4.3  Reduction in consideration

          Any payment made by the Vendors in respect of a breach of clause 9.8 or by the Individual Vendors or the Warrantors in respect of a breach of any Warranties or payment made under the Indemnities or the Tax Deed, or any other payment made pursuant to this Agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement by the person making that payment.

     4.4  Escrow

          At Completion, the Escrow Stock shall be issued and the provisions of the Escrow Letter shall have effect from Completion.

     4.5  Additional Consideration

          The Purchaser shall pay to Mr Colin Calder, by way of additional consideration, a cash sums of US$17 million in two instalments as follows ;(a) US$7 million on the earlier of 31 August, 2000 and such date as the Purchaser first registers shares of its common stock under the Securities Act of 1933 of the USA pursuant to a registration on Form S-3 and such registration becoming effective "the First Registration Date") and (b) US $10 million on the earlier of the First Registration Date or first anniversary of the date of this Agreement . provided that, in respect of either or both instalments:

          4.5.1 Mr Calder may elect for such additional consideration to be satisfied by the issue to him of shares of Common Stock in the Purchaser to the value of the relevant instalment, taken at the then market value of such Common Stock

          4.5.2 the Purchaser may elect to satisfy such additional consideration by the issue to Mr Calder of shares of Common Stock in the Purchaser to the value of the relevant instalment, taken at the then market value of such Common Stock, provided that the Common Stock issued is, if required by Mr Calder, immediately sold on his behalf for an amount of not less than such value.

5.   WAIVERS OF PRE-EMPTION AND DISCHARGE

     5.1 Each of the Vendors hereby waives all rights of pre-emption or other rights over any of the Shares conferred on him by the articles of association of the Company or in any other way.

     5.2 The Vendors and the Company agree that the subscription and shareholders' agreement entered into between the Vendors and the Company and dated 21 October, 1999 (the "Shareholders' Agreement") shall automatically terminate with effect from Completion. Each party to the Shareholders' Agreement agrees and confirms that as from Completion, no party shall have any claim of any kind whatsoever (whether outstanding or in the future) in relation to the Shareholders' Agreement against the Company or any of its subsidiaries and the Company shall be discharged from all obligations thereunder.

6.   COMPLETION

     6.1  Time and location

          Subject as provided in clause 6.4, Completion shall take place at the offices of the Purchaser's Solicitors on the second Business Day after all the conditions in clause 2.1 have been fulfilled or waived or at such other place and/or on such other date as may be agreed in writing between the Purchaser and the Vendors.

     6.2  Vendors' obligations

          At Completion:

          6.2.1 the Individual Vendors shall produce evidence of the fulfilment of the conditions stated in clauses 2.1.5, 2.1.6 and 2.1.7;

          6.2.2 the Individual Vendors shall deliver to the Purchaser each of the documents listed in Part 1 of Schedule 7;

          6.2.3 the Individual Vendors shall procure that all necessary steps are taken properly to effect the matters listed in
                    Part 2 of Schedule 7 at board meetings of the Company and each of the Subsidiaries and shall deliver to the Purchaser duly signed minutes of all such board meetings; and

          6.2.4 the Institutional Vendors shall (to the extent that it applies to each of them) produce each of the documents listed in paragraphs 1.2, 1.9, 1.12 and (where relevant)
                    1.15 of Part 1 of Schedule 7.

     6.3  Purchaser's obligations

          Subject to the Vendors complying with their obligations under clause
          6.2 the Purchaser shall at Completion:

          6.3.1 issue and deliver certificates representing the Consideration Stock in the names of the persons entitled thereto (other than the Escrow Stock), in the case of the Individual Vendors, to the Individual Vendors' Solicitors and, in the case of the Institutional Vendors, to such other persons as they may each nominate in writing who are respectively irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligations under this clause 6.3.1;

          6.3.2     issue and deliver the Escrow Stock to the Escrow Agent;

          6.3.3 deliver to the Vendors a facsimile letter from the transfer agent of the Purchaser confirming issuance of the Consideration Stock;

          6.3.4 pay the Initial Cash Consideration to the Individual Vendors' Solicitors by bank transfer which payment shall constitute a full discharge of the Purchaser's liability to pay such sum;

          6.3.5 deliver to the Vendors the Registration Rights Agreement and a counterpart Tax Deed duly executed by the Purchaser;

          6.3.6 pay to the Individual Vendors' Solicitors by way of bank transfer the Covenant Sums (net of tax and employee national insurance contributions) for the account of the persons specified in Part C of Schedule 1, which payment shall constitute a full discharge of the Purchaser's liability to pay the Covenant Sums; and

          6.3.7 grant to the relevant employees the options to subscribe for shares of common stock of the Purchaser provided for in the Options Exchange Agreements.

     6.4  Vendors' failure to comply

          If in any material respect the provisions of clause 6.2 and Schedule 7 are not complied with on the date of Completion applicable under clause 6.1, the Purchaser shall not be obliged to complete this Agreement and may:

          6.4.1 defer Completion to a date not more than twenty-eight days after the date set by clause 6.1 (and so that the provisions of this clause 6.4 shall apply to Completion as so deferred);

          6.4.2 proceed to Completion so far as practicable and without prejudice to its rights under this Agreement;

          6.4.3 rescind this Agreement without prejudice to its rights and remedies under this Agreement; or

          6.4.4 waive all or any of the requirements contained in clause 6.2 at its discretion.

     6.5  Company records

          Upon Completion the Individual Vendors shall, and shall procure that any other person shall, without delay send to such address as the Purchaser may direct, all records, correspondence, documents, files, memoranda and other papers relating to the Company and each of the Subsidiaries or the Business not kept at any of the Properties.

7.   COMPLETION STATEMENT

     7.1  Preparation of Completion Statement

          7.1.1 Forthwith after Completion, the Purchaser shall procure that the Company shall prepare a Completion Statement for the Group as at the close of business on the business day immediately prior to the date of Completion and the Purchaser shall submit it to the Individual Vendors for review within 45 days after Completion.

          7.1.2 The Completion Statement shall consist of a consolidated balance sheet for the Group as at the close of business on the business day immediately prior to the date of Completion and a statement setting forth the net trading losses incurred in the ordinary course of business of the Group between January 1, 2000 and the close of business on the business day immediately prior to the Completion Date (the "Net Trading Losses"). The Completion Statement shall be
                     ------------------
                    prepared in accordance with the principles set out in
                    Schedule 7.

          7.1.3 Unless within 30 days after receipt of the Completion Statement pursuant to clause 7.1.1 the Individual Vendors notify the Purchaser in writing of any disagreement or difference of opinion relating to the Completion Statement, including full particulars of the amount of any disagreement and the reasons for it, the parties shall be deemed to have accepted such Completion Statement as final and binding.

          7.1.4 If within the period of 30 days referred to in clause 7.1.3 the Individual Vendors notify the Purchaser of such disagreement or difference of opinion relating to the Completion Statement ("Notice of Disagreement") and if they are able to resolve such disagreement or difference of opinion within 30 days of the Notice of Disagreement, the parties shall be deemed to have accepted such accounts (with any agreed amendments) as final and binding.

          7.1.5 If the Purchaser and the Individual Vendors are unable to reach agreement within 30 days of the Notice of Disagreement, within a further 20 days, at the option of either party, the remaining matters in dispute shall be referred to the decision of a "big 5" firm of independent chartered accountants (the "Independent Accountant") to be appointed (in default of nomination by agreement between the Purchaser and the Individual Vendors) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the following basis.

          7.1.6 For each remaining matter in dispute, the Purchaser and the Individual Vendors will each submit to the Independent Accountant within 10 days of his appointment a written statement setting forth such party's proposed resolution and any supporting data and analysis.

          7.1.7 The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Purchaser and the Individual Vendors for the purposes of Completion Statement. The costs of the Independent Accountant and of each party for presenting its case to the Independent Accountant shall be apportioned between the Purchaser and the Individual Vendors as the Independent Accountant shall decide.

          7.1.8 The Purchaser shall give the Individual Vendors reasonable access to the books and records of the Company in order to enable the Individual Vendors to review the Completion Statement delivered pursuant to clause 7.1.4.

          7.1.9 Each of the Individual Vendors hereby appoints Mr Colin Calder to act on their behalf as their agent to review and agree the Completion Statement pursuant to this clause 7.1. Mr Colin Calder shall have authority to bind all the Individual Vendors and the references in clause 7.1 to the Individual Vendors shall be deemed to be references to Mr Colin Calder only.

     7.2  Adjustment of Provisional Consideration

          The Provisional Consideration shall be adjusted after Completion in accordance with the following provisions of this clause 7.2.

          7.2.1 If the net assets of the Group as shown by the Completion Statement are more than US Dollars $100,000 less than the net assets of the Group of (Pounds)7,505,195 as shown by the Balance Sheet Accounts, the Individual Vendors shall pay to the Purchaser a sum equal to:

                    (a) the amount (if any) by which the net assets as shown by the Completion Statement are less (Pounds)7,505,195; less
                         ----

                    (b) the amount of the Net Trading Losses as determined or agreed pursuant to clause 7.1.

          7.2.2 Any amounts to be paid under clause 7.2.1 shall firstly be satisfied by the cancellation of Escrow Stock in accordance with Schedule 12 and thereafter by cancellation of Consideration Stock held by the Individual Vendors within 14 days after the date on which the Completion Accounts have been agreed or settled (whether under clause 7.1.5, 7.1.6 or by virtue of a decision of the Independent Accountant or otherwise).

8.   CONDUCT OF BUSINESS PENDING COMPLETION

     8.1 Each of the Individual Vendors hereby undertakes to the Purchaser (acting for itself and as trustee for the Company and the Subsidiaries) that in the period prior to Completion:

          8.1.1 the Business will be carried on as a going concern in the normal course;

          8.1.2 no physical assets of the Company or of any of the Subsidiaries shall be removed from any of the Properties save in the ordinary course of normal day to day trading;

          8.1.3 it will use all reasonable endeavours to maintain the trade and trade connections of the Group;

          8.1.4 it shall promptly give to the Purchaser full details of any material changes in the Business, financial position and/or assets of the Group;

          8.1.5 the Company and each of the Subsidiaries shall maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by the Company and the Subsidiaries;

          8.1.6 no amendment shall be made to any of the Pension Schemes (except an amendment made solely to comply with legislative requirements); and

          8.1.7 (except to comply with any obligation imposed by Law or an existing contractual obligation which has been Disclosed (except for sub-clauses (h) and (i) below)) neither the Company nor any of the Subsidiaries shall:

               (a) enter into, modify or agree to terminate any Contract or incur any capital expenditure;

               (b)    appoint or employ any new employees or consultants;

               (c) alter materially, or agree to alter materially, the terms and conditions of employment (including benefits) of any of its employees, nor dismiss any of its employees and no Vendor shall directly or indirectly induce or endeavour to induce any of such employees to terminate their employment prior to Completion;

               (d) dispose of any material assets used or required for the operation of the Business or enter into any other transaction otherwise than in the ordinary course of business;

               (e) create any Encumbrance over any of its assets or its undertaking nor give any guarantees or indemnities in respect of any third party;

               (f) institute, settle or agree to settle any legal proceedings relating to the Business;

               (g) grant or modify or agree to terminate any rights or enter into any agreement relating to Intellectual Property or otherwise permit any of its rights relating to Intellectual Property to lapse;

               (h) incur or pay any management charge or similar charge to any Vendor;

               (i) incur any liabilities to any Vendor and no Vendor shall incur any liabilities to the Company or any Subsidiary; or

               (j) enter into or modify any subsisting agreement with any Trade Union;

                      provided that the Vendors and the Group shall be entitled to do any of the things specified in clauses 8.1.8(a)-(j) (inclusive) with the prior written consent of any one of Alain Rossmann, Alan Black and Malcolm Bird on behalf of the Purchaser which consent shall not be unreasonably withheld or delayed.

9.   WARRANTIES

     9.1  Extent of Warranties

          In consideration of the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, the Warrantors hereby:

          9.1.1 in relation to the Company and each of the Subsidiaries warrant, represent and undertake to the Purchaser contracting for itself and for any permitted successor in title to the Shares in the terms set out in Schedule 5;

          9.1.2 in relation to the Company and each of the Subsidiaries warrant, represent and undertake to the Purchaser contracting as referred to in clause 9.1.1 that the Warranties will be true and accurate and not misleading and fulfilled down to Completion in all material respects (unless the relevant Warranty is qualified as to materiality, in which case such Warranty will be true and accurate subject to such qualification) as if they had been made or given at Completion and on the basis that a reference to the actual time of Completion were substituted for any express or implied reference to the time of this Agreement;

          9.1.3 undertake that (save only as may be necessary to give effect to this Agreement) they shall not, and shall procure (as far as they can) that the Company and the Subsidiaries shall take all reasonable steps so as not, prior to Completion, to do any act or thing or omit to do any act or thing the commission or omission of which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties untrue or inaccurate or misleading if they were so given on the basis mentioned in clause 9.1.2;

          9.1.4 without restricting the rights of the Purchaser or any successor in title to the Shares or their ability to claim damages on any basis available to them in the event of any breach or non-fulfilment of any of the Warranties, undertake to the Purchaser contracting as aforesaid that the Warrantors will on demand pay to the Purchaser or such successors:

                    (a) the full amount of any shortfall or diminution in the value of any assets of the Company or any of the Subsidiaries or of the Business and an amount equal to any other loss suffered or incurred by the Purchaser, the Company, any of the Subsidiaries or any such successor as a result of or in relation to any act, matter, thing or circumstance constituting a breach or non-fulfilment of any of the Warranties; and

                    (b) all proper and reasonable costs, expenses and disbursements suffered or incurred by the Purchaser, the Company, any of the Subsidiaries or any such successor directly or indirectly as a result of or in relation to any breach or nonfulfilment of any of the Warranties;

                    provided that any amount so payable shall be increased so as to ensure that the net amount received by the Purchaser or any such successor shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation;

          9.1.5 further undertake to the Purchaser that upon any of them becoming aware prior to Completion of the impending or threatened occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such event occurred or been known to any of them prior to the date of this Agreement) of any of the Warranties or which would or might make any of the Warranties inaccurate or misleading in any material respect or which would or might give rise to a claim under the Indemnities or Tax Deed (whether or not then executed) they will promptly give written notice of such event to the Purchaser before Completion with sufficient details as is available to them to enable the Purchaser to assess accurately the impact of such event and if so requested by the Purchaser use all reasonable endeavours promptly to prevent or remedy the same.

     9.2  Obligation to make enquiries

          In relation to any matter warranted "so far as the Warrantors are aware", such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Warrantors after making due and careful enquiries of (except where stated otherwise) Colin Calder, Mark Caroe, Fraser Harding and Andrew Wyatt.

     9.3  Investigation by Purchaser

          None of the Warranties or the Indemnities or the Tax Deed shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser, and no information relating to the Company or to any of the Subsidiaries of which the Purchaser has knowledge (actual or constructive) other than by reason of its being Disclosed shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement; provided that the Purchaser shall not be entitled to bring any claim in relation to any breach of which it was actually aware prior to Completion which but for this proviso would entitle the Purchaser to bring such a claim.

     9.4  Information supplied by the Company and Subsidiaries

          Any information supplied by or on behalf of the Company or on behalf of any of the Subsidiaries (or by any officer, employee or agent of any of them) to the Warrantors or their advisers in connection with the Warranties, the Indemnities or the Tax Deed or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors and the Warrantors hereby undertake to the Purchaser to waive any and all claims which they might otherwise have against the Company or any of the Subsidiaries or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Warrantor from claiming against the other Warrantor under any right of contribution or indemnity to which he may be entitled.

     9.5  Separate and independent warranties

          Each of the Warranties set out in the separate paragraphs of Schedule 5 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement, the Disclosure Documents or the Tax Deed.

     9.6  [Intentionally left blank]

     9.7  Pre-Completion material breach

          If it is found on or prior to Completion that any of the Warranties is in any material respect untrue, misleading or incorrect or if a claim may be made under the Indemnities which is material in the context of the transactions contemplated by this Agreement or if the Purchaser becomes aware that the Vendors are in material breach of any other term of this Agreement which is material in the context of this sale, the Purchaser shall be entitled by notice in writing to the Vendors to rescind this Agreement at any time prior to Completion whereupon the obligations hereunder of the parties shall automatically terminate to the intent that no party shall have any claim or right of action against another save and provided always that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist.

          If the Purchaser does not elect to rescind this Agreement, then the Purchaser shall have no claim or right to claim under this Agreement or otherwise howsoever against the Vendors in relation to the facts and circumstances known to the Purchaser which gave rise to a right to rescind this Agreement as a consequence of this clause 9.7.

     9.8  Vendors' Title and Capacity Warranties

          In consideration of the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, each Vendor hereby represents, warrants, covenants and undertakes as follows:

          9.8.1 such Vendor has full power to enter into and perform this Agreement and this Agreement constitutes a binding obligation of such Vendor in accordance with its terms;

          9.8.2 such Vendor owns the legal and (other than the Trustee Vendor) beneficial title to the Shares set out opposite such Vendor's name in column (2) of Schedule 1;

          9.8.3 such Vendor is entitled to sell and transfer the Shares set out opposite such Vendor's name in column (2) of Schedule 1 to the Purchaser with full title guarantee as such term is expressed to have effect pursuant to clause 15 and otherwise on the terms set out in this Agreement.

     9.9  Limitations on Vendors' Title and Capacity Warranties

          The maximum liability of any Vendor for breach of the representations, warranties, covenants and undertakings set forth in clause 9.8 shall not exceed the value at the date of the claim of the Consideration
          Stock received by such Vendor.   For the avoidance of doubt, the
          limitation on liability of the Warrantors and other provisions set out in clause 10 of this Agreement shall not apply in the case of any breach of clause 9.8.

10.  LIMITATIONS

     10.1 The liability of the Warrantors (if any) pursuant to the Warranties (and, where expressly stated, under this Agreement and the Tax Deed) shall be limited in accordance with the following provisions of this Clause notwithstanding any other provision of this Agreement.

          10.1.1 The liability of the Warrantors (if any) under the Warranties (other than the Warranties set out in paragraphs 2.1, 2.4.1, 2.4.2 and 6.1 of Part 1 of Schedule 5) (a) in
                    the case of the Warranties set out in Part 2 of Schedule 5 shall cease on the third anniversary of the Completion Date and (b) in the case of the remaining Warranties shall cease on the first anniversary of the Completion Date save as regards any alleged breach of any of the Warranties in respect of which notice in writing (containing details of the event or circumstance giving rise to such breach or claim, the nature thereof and the estimated total amount of liability therefor) shall have been served on the Warrantors prior to the relevant date;

          10.1.2 Any claim shall, if it has not been previously satisfied or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and no new claim may be made in respect of the facts giving rise to such withdrawn claim) on the expiry of the period of six months commencing on the date on which notice of the claim shall be given in accordance with this Agreement unless by then proceedings in respect of that claim shall have been issued and served upon the Warrantors.

          10.1.3 The Warrantors shall not be liable for breach of the Warranties or under the Tax Deed unless the aggregate liability of the Warrantors thereunder exceeds US$3 million;

          10.1.4 The liability of each Individual Vendor for breach of the Warranties (or, following Completion, in the case of Trustee Vendor for any obligation under this Agreement or under the Tax Deed shall not in any event exceed the value of the Consideration Stock received by that Vendor (valued at the Relevant Price) and such liability shall be satisfied fully by the delivery up to the Purchaser by the relevant Warrantor of such number of shares of common stock of the Purchaser (comprising all or part of the Consideration Stock) as shall equal the amount of such liability valued as aforesaid. For the avoidance of doubt, the Purchaser shall not have recourse in any circumstance to any other asset of the relevant Warrantor and shall only have recourse to the Consideration Stock in the manner set out in this clause;

          10.1.5 The Purchaser shall not make any claim against the Warrantors under this agreement or the Tax Deed unless the amount that would otherwise be recoverable from the Warrantors (but for this clause 10.1.5) in respect of the claim (when aggregated with any other claims arising from the same facts or circumstances as relate to, or the same conduct that gives rise to, that claim exceeds $75,000.

          10.1.6 The Warrantors shall not be liable to satisfy any breach or claim if and to the extent that any breach or claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; but this sub-clause shall not operate to avoid any claim made in respect of a contingent liability of which notice is given within the applicable time limits referred to in this sub-clause together with such material details relating to that claim of which the Purchaser shall be aware when giving it.

          10.1.7 No representations, warranties or undertakings, express or implied, statutory or otherwise, made by or on behalf of any of the Warrantors to any other of the parties in connection with or arising out of the acquisition of the Shares and which are not contained in this Agreement or any other documents which this Agreement expressly requires shall be executed (together "the Agreed Documents") shall (save in the event of fraud) give rise to any liability on the part of the maker or makers of any such representations, warranties or undertakings.

          10.1.8 The Purchaser confirms that it has not relied on any representation, warranty or undertaking of any Warrantor which is not contained in the Agreed Documents.

          10.1.9 The Purchaser agrees that its only remedies in relation to the Agreed Documents shall be for breach of contract and it irrevocably and unconditionally waives any right it may have to claim damages for any pre-contractual misrepresentation in relation to the subject-matter of the Agreed Documents unless such misrepresentation was made fraudulently.

          10.1.10 The Purchaser shall not be entitled to rescind this agreement after Completion in any circumstances whatsoever.

          10.1.11 The Purchaser shall have no claim if and to the extent that any breach or claim occurs as a result of any legislation or administrative practice (whether of the United Kingdom or otherwise) not in force at the date of Completion which takes effect retrospectively or occurs as a result of the alteration of any legislation, including without limitation, any change in the basis or method of calculation of or any increase in the rates of Taxation in force at the date of Completion.

          10.1.12 The Warrantors shall be under no liability in respect of any matters resulting from a change in accounting or in Taxation policy or practice of the Purchaser or any member of the Group including the method of submission of Taxation returns introduced since or having effect after Completion.

          10.1.13 If the Purchaser or the Group shall be entitled to recover any sum (or claim reimbursement of any sum) from an insurer or some other person by reason of or in respect of the matter giving rise to a claim against the Warrantors the Purchaser shall (and it shall procure that the Company and the Subsidiaries shall) take such steps to enforce such recovery or reimbursement as the Warrantors may reasonably request provided that (i) the Purchaser, the Company and the Subsidiaries are indemnified to their reasonable satisfaction against all reasonable costs and expenses for which the Purchaser or the Company or the Subsidiaries may become liable as a consequence of taking such steps as the Warrantors shall so request; and (ii) (save in the case of an insurance claim) the action requested will not, in the reasonable judgement of the Purchaser, be likely to have a material adverse effect on the business of the Purchaser or the Group; and (iii) the Warrantors have accepted liability in respect of the claim;

          10.1.14 The Warrantors shall have no liability in respect of any claim to the extent that an allowance, provision or reserve in respect of the matters to which the liability relates shall be made in or the same shall be reflected in the Completion Accounts.

     10.2 If the Warrantors pay to the Purchaser an amount in respect of any liability and the Purchaser subsequently recovers from a third party a sum which is referable to that liability, the Purchaser shall promptly repay to the Warrantors so much of the amount paid by them as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Purchaser, the Company or the Subsidiaries or any of them (as the case may be) in recovering that sum from the third party and any Taxation payable by any such company on that sum other than a claim in respect of the Tax Warranties in which event Clause
          7.2 of the Tax Deed shall apply.

     10.3 Any liability of the Warrantors shall be computed after taking into account any related corresponding savings by the Purchaser or its successors in title and/or the Company or any Subsidiary including, without prejudice to the generality of the foregoing, relating to Taxation.

     10.4 The Warrantors shall not be liable for any breach of the Warranties to the extent that the facts or circumstances with respect to the breach are Disclosed in the Disclosure Letter.

     10.5 The Warrantors shall have no liability to the extent that the circumstances giving rise to a particular claim would not have arisen but for any voluntary act, omission, transaction or arrangement after Completion of the Company or any of the Subsidiaries or the Purchaser or any person connected with either any of them (applying for this purpose section 839 of the Taxes Act to determine whether any person is connected with another) and their directors, employees or agents otherwise than in the ordinary and normal course of business of the Company and of the Subsidiaries as presently carried on or pursuant to a legally binding obligation made prior to the date of this Agreement or outside the ordinary and normal course of business but which has been Disclosed to the Purchaser.

     10.6 The amount of the Warrantor's liability in respect of any matter shall be reduced by the amount (if any) by which any provision for such matter in the Accounts shall at the date of any claim relating to such matter be confirmed by the auditors for the time being of the Company at the request of any party to be an over-provision.

     10.7 In calculating any damages payable to the Purchaser as a result of the breach of any of the Warranties the Purchaser agrees that it shall not be entitled to argue that the value of Shares would have exceeded the Consideration had there been no breach of Warranty.

     10.8 If any fact or circumstance comes to the notice of the Purchaser or the Group which might constitute or give rise to a claim the Purchaser shall:

          10.8.1 forthwith notify the Warrantors giving full details so far as practicable of the claim;

          10.8.2 keep the Warrantors informed of all material developments in relation to the claim; and

          10.8.3 make or procure to be made available to the Warrantors or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence of the Company and the Subsidiaries for the purposes of enabling the Warrantors to ascertain or extract any information relevant to the claim.

     10.9 If the Purchaser or the Group shall receive any claim ("Third Party Claim") which shall be made by a third party against the Group, which might constitute or give rise to a liability pursuant to this Agreement the Purchaser shall (subject to being indemnified and secured to its reasonable satisfaction against all reasonable costs and expenses for which it or the Group may become liable):-

            10.9.1 take such action as the Warrantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any such Third Party Claims;

            10.9.2 not make any admission of or settle or compromise any liability which the Company may have in relation to the Third Party claim without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed; and

            10.9.3 if so required by the Warrantors in writing retain solicitors chosen by the Warrantors to proceed on behalf of the Purchaser of the Company in relation to the Third Party Claim in accordance with the instructions of the Warrantors and give to such solicitors all and every assistance and information as they may require.

     10.10  Duty to mitigate

            For the avoidance of doubt it is hereby specifically agreed that nothing in this Agreement shall in any way restrict or limit the general obligation of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a Claim (or capable of doing so).

     10.11  No double recovery

            To the extent that the Purchaser has received payment in respect of a Claim under the Tax Deed, it shall not have a Claim in respect of the same matter under the Warranties.

11.  INDEMNITIES

     11.1   Matters indemnified against

            The Individual Vendors undertake to indemnify and keep the Purchaser indemnified from and against and in respect of all Losses which may be suffered or incurred by the Purchaser or the Company or any Subsidiary arising directly or indirectly out of or in connection with:

            11.1.1  any failure of any Products to be Year 2000 Compliant;

          11.1.2 in relation to any Contract of any member of the Group of the type described in Warranty 15.4 of which true and accurate copies have not been Disclosed in the Disclosure Documents; and

          11.1.3    any breach of the warranty set out in paragraph 2.4.1 of
                    Schedule 5; and

          11.1.4 any claim made by Mr Jeff Cable in relation to, or arising from, the termination of his employment, which is not provided for in the Completion Statement.

     11.2 Application of clause 10

          For the avoidance of doubt, the provisions of clause 10 (other than clause 10.1.4 which shall apply) shall not apply to this clause 11.

12.  PROTECTION OF GOODWILL

     12.1 Covenants

          As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement, and in consideration of the Purchaser agreeing to pay the Covenant Sums, and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group and as a constituent part of the sale of the Shares, the Individual Vendors (but, in the case of the Trustee Vendor, only in its capacity as trustee of the Frisbie Trust) hereby undertake (binding themselves and each of their Affiliates to the Purchaser (contracting for itself and on behalf of the Company and of each of the Subsidiaries and for any successor in title to the Shares) that (except as directors or employees of the Company or of any of the Subsidiaries or with the written consent of the Purchaser) neither they nor their Affiliates shall whether on their own behalf or with or on behalf of any person and whether directly or indirectly by any person or business controlled by them or any Connected Person:

          12.1.1 in the period from Completion to the second anniversary thereof, carry on or be employed, engaged, concerned, interested or in any way assist anywhere in the world which is in competition with all or part of the Business provided that nothing in this clause 12.1.1 shall prevent the Individual Vendors nor any of their Subsidiaries from holding for investment purposes only any units of an authorised unit trust and/or not more than 3% of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services Act 1986);

          12.1.2 in the period from Completion to the second anniversary thereof, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which competes with all or part of the Business) the custom of any Customer;

          12.1.3 in the period from Completion to the second anniversary thereof, interfere or seek to interfere or take such steps as may interfere with supplies to the Company and/or any of the Subsidiaries from any suppliers who shall have been supplying goods or services to the Company or to any of the Subsidiaries for use in connection with the Business at any time during the period of 24 months prior to the date of Completion;

          12.1.4 in the period from Completion to the second anniversary thereof, offer employment to or employ or offer to conclude any Contract of services with employees of the Company or of any of the Subsidiaries or procure or facilitate the making of such an offer by any person, firm or company other than as a result of a bona fide response to an advertisement or entice or endeavour to entice any employees of the Company or of any of the Subsidiaries to terminate their employment with the Company or any of the Subsidiaries;

          12.1.5 at any time after Completion use as a trade or business name or mark or domain name or carry on a business under a title containing the word 'Paragon' or any other word(s) resembling the same; or

          12.1.6 at any time after Completion disclose to any person whatsoever or use to the detriment of the Company or any Subsidiary or otherwise make use of, or through any failure to exercise all due care and diligence cause any unauthorised use of, any Confidential Information including Know-How relating or belonging to the Company or to any of the Subsidiaries or in respect of which the Company or any of the Subsidiaries is bound by an obligation of confidence to a third party save as required by Law or by any court of competent jurisdiction.

          Each undertaking contained in this clause 12.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

     12.2 Severability of covenants

          Whilst the undertakings in clause 12.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted or the period thereof reduced or the range of activities or area covered thereby reduced in scope, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

     12.3 Information in the public domain

          The restriction contained in clause 12.1.6 shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Vendors or Covenantors or in the circumstances referred to in Clause 26.2.

13.  NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     A person who is not a party to this Agreement shall have no right under the Contracts (Right of Third Parties) Act 1999 to enforce any of its terms.

14.  ANNOUNCEMENTS

     14.1 Restrictions on announcements

          No press conference, announcement or other communication concerning Confidential Information or the transactions referred to in this Agreement, or in connection with the Group or otherwise relating to the financial condition or trading or financial prospects of the Group, shall be made or despatched by the Vendors or their agents, employees or advisers to any third party without the prior written consent of the Purchaser save as may be required by any:

          14.1.1    Law;

          14.1.2    existing contractual arrangements; or

          14.1.3 any applicable Governmental Authority or regulatory authority to which any of the Vendors are subject where such requirement has the force of Law,

          provided such communication shall be made only after consultation with the Purchaser.

     14.2 Time limit

          The restrictions contained in this clause 14 shall continue to apply for a period of 2 years from Completion.

          Clause 14.1 shall not apply to any press release, announcement or other comment made by the Vendors concerning the transactions referred to in this Agreement made with the consent of the Purchaser, such consent not to be unreasonably withheld.

     14.3 Legal and regulatory requirements

          The Purchaser and each of the Vendors undertake to provide all such information known to him or it or which on reasonable enquiry ought to be known to him or as may reasonably be required by the Vendors or the Purchaser in relation to the Group or any member of it for the purpose of complying with the requirements of Law or of any Governmental Authority to which any of the parties is subject where such requirement has the force of Law.

15.  IMPLIED COVENANTS FOR TITLE AND FURTHER ASSURANCE

     15.1 Implied covenants for title

          The Law of Property (Miscellaneous Provisions) Act 1994 (LPMPA) applies to all dispositions of property made under or pursuant to this Agreement save that the word "reasonably" shall be deleted from the covenant set out in section 2(1)(b), LPMPA, and the covenant set out in section 3(1), LPMPA shall not be qualified by the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about".

     15.2 Further assurance

          In addition to clause 15.1, the Vendors shall, from time to time on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement at the reasonable cost and expense of the Vendors.

     15.3 Registration

          From and after the date of this Agreement, and for a period of one year following Completion, Mr Colin Calder shall promptly provide all such information, documentation and other assistance as may reasonably be required by the Purchaser in connection with any registration or sale of any of its shares of Common Stock in the United States.

16.  ASSIGNMENT

     16.1 Limited assignment

          No party (unless expressly provided herein) may assign the benefit of this Agreement whether absolutely or by way of security except (in the case of the Purchaser only) by way of an absolute assignment following Completion to an Affiliate of the Purchaser (and provided that the Purchaser shall not be released from any of its obligations hereunder) and further provided that if such Affiliate shall cease to be an Affiliate of the Purchaser, it shall forthwith reassign the benefit of the Agreement to the Purchaser. Subject to the Registration Rights Agreement, nothing in this clause 16.1 shall restrict the ability of any Vendor to transfer his Consideration Stock after Completion provided further that (a) the Trustee Vendor may assign the benefit of this Agreement to another trust company to which it has transferred its Consideration Stock and which trustee has agreed in writing to be bound by the provisions of this Agreement (and all other outstanding agreements referred to herein) and (b) if the Trustee Vendor shall transfer the Consideration Stock to other trustees, such trustees shall agree in writing to be bound by the provisions of clause 12.

     16.2 Successors in title

          Subject to clause 16.1, this Agreement shall be binding upon and enure for the benefit of the personal representatives and permitted assigns and successors in title of each of the parties and references to the parties shall be construed accordingly.

17.  ENTIRE AGREEMENT: REMEDIES

     17.1 Entire agreement

          This Agreement together with any documents referred to herein constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing between the parties, in connection with the subject matter hereof.

     17.2 Non-exclusion of fraud

          Nothing in this Agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

18.  WAIVER, VARIATION AND RELEASE

     18.1 No waiver by omission, delay or partial exercise

          No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by Law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by Law or under this Agreement.

     18.2 Specific waivers to be in writing

          Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

     18.3 Variations to be in writing

          No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

     18.4 Non-release of all Vendors or Warrantors

          Any liability to the Purchaser under this Agreement or under the Tax Deed (when executed) may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors or Warrantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Vendors or Warrantors under the same or like liability, whether joint or several or otherwise.

19.  COSTS AND EXPENSES

     19.1 Payment of Costs

          The Purchaser shall on Completion settle accounts submitted to it in accordance with a costs schedule initialled by or on behalf of Mr Colin Calder and the Purchaser. Subject thereto and save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

     19.2 Company and Subsidiaries to pay no costs.

          For the avoidance of doubt, neither the Company nor any of the Subsidiaries shall pay any costs or expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement, the Tax Deed and the other transactions contemplated hereby.

20.  PAYMENTS

     All payments to be made under this Agreement and/or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by Law in which event such deduction or withholding shall not exceed the minimum amount which it is required by Law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

21.  NOTICES

     21.1 Form of notices

          Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

     21.2 Address and facsimile

          Such communication shall be sent to the address or facsimile number (if any) of the Vendors as referred to in Schedule 1 of this Agreement or to such other address or facsimile number as may previously have been communicated to the Purchaser in accordance with this clause. Each communication shall be marked for the attention of the relevant person. In the case of communication to the Purchaser such communications shall be sent to the address or facsimile number set out below or to such other address or facsimile number as may have been previously communicated to the Vendors in accordance with this clause.

          Purchaser - facsimile number +1 650 817 1693 For the attention of General Counsel

          3i - UK facsimile number 01189 584340 For the attention of Trevor Hope

          cc. 3i Legal facsimile 0121 609 3643 For the attention of John
          Decasare

          Trustee Vendor facsimile number 01624 662249F For the attention of Wyn Hughes

     21.3 Deemed time of service

          A communication shall be deemed to have been served:

          21.3.1 if delivered by hand at the address referred to in clause 21.2, at the time of delivery;

          21.3.2 if sent by facsimile to the number referred to in clause 21.2, at the time of completion of transmission by the sender.

          If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the location of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such business hours in such location.

     21.4 Proof of service

          In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the facsimile was despatched and a confirmatory transmission report received.

     21.5 Change of details

          A party may notify the other parties to this Agreement of a change to its name, relevant person, address in the United Kingdom or facsimile number for the purposes of clause 21.1 Provided that such notification shall only be effective on:

          21.5.1 the date specified in the notification as the date on which the change is to take place; or

          21.5.2 if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

     21.6 Applicability to Proceedings

          For the avoidance of doubt, the parties agree that the preceding provisions of this clause 21 shall apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings. The Trustee Vendor hereby appoints Messrs. Lawrence Graham as its agent for service of process. The Purchaser hereby appoints Phone.com (Europe) Limited, an English Company, as its agent for service of process at its registered office.

22.  DEFAULT INTEREST

     22.1 Interest on late payment

          If a party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (the "defaulting party"), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this clause.

     22.2 Amount

          The defaulting party shall pay interest at the rate which is the aggregate of 2% per annum and the base rate from time to time of Barclays Bank plc.

     22.3 Basis of payment

          Interest under this clause shall accrue from day to day and shall be paid by the defaulting party payable monthly in arrears.

23.  COUNTERPARTS

     23.1 Execution in counterparts

          This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

     23.2 One agreement

          Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

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

24.  INVALIDITY

     Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

25.  AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

     This Agreement together with the Tax Deed shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

26.  CONFIDENTIALITY

     26.1 Prohibition on disclosure

          Each of the Vendors hereby undertakes with the Purchaser that it shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information except:

          26.1.1    in the circumstances set out in clause 26.2;

          26.1.2 to the extent otherwise expressly permitted by this Agreement; or

          26.1.3 with the prior consent in writing of the party to whose affairs such Confidential Information relates.

     26.2 Permitted disclosures

          The circumstances referred to in clause 26.1.1 are:

          26.2.1 where the Confidential Information, before it is furnished to any of the Vendors, is in the public domain;

          26.2.2 where the Confidential Information, after it is furnished to any of the Vendors, enters the public domain otherwise than as a result of (i) a breach by any of the Vendors of its obligations in this clause 26 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Vendors is aware of such breach;

          26.2.3 if and to the extent the Vendors make disclosure of the Confidential Information to any person:

               (a)    in compliance with any requirement of Law;

               (b) in response to a requirement of any applicable Governmental Authority or regulatory authority to which the Vendors are subject where such requirement has the force of Law;

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

               (c) in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or Governmental Authorities; or

              (d)     to the professional advisers of  the Vendors.

          provided that any such information disclosable pursuant to paragraphs
          (a), (b) or (c) of clause 26.2.3 shall be disclosed only to the extent required by Law and only after consultation with the Purchaser.

     26.3 No time limit

          The restrictions contained in this clause shall continue to apply after Completion without limit in time.

27.  GOVERNING LAW AND JURISDICTION

     27.1 English law

          This Agreement shall be governed by and construed in accordance with English law.

     27.2 Courts of England

          The parties to this Agreement irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

     27.3 Each party irrevocably waives any objection which it might at any time have to the Courts of England being nominated as the forum to hear and decide any Proceedings and to settle any disputes brought in any court referred to in this clause 27 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

     27.4 Without prejudice to any other permitted mode of service the parties agree that service of any writ, notice or other document for the purposes of any proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post in accordance with clause 21.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

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                                  SCHEDULE 5

                                The Warranties

     (Note that under clause 1.10 references herein to the Company shall be deemed to include a corresponding reference to the Subsidiaries and each of them severally and references to the Accounts are to those of the Company or the relevant Subsidiary, as the case may be.)

                                    Part 1

                              General warranties

     1.     Preliminary

     1.1    Information

     1.1.1 The facts set out in the recitals and Schedules 1, 2, 3, 4, 8, 9 and 10 are true and accurate and not misleading in any material respect.

     1.1.2 The Disclosure Documents and Diligence Files have been prepared on behalf of the Warrantors in good faith and the Warrantors have not deliberately withheld any material information therefrom.

     1.1.3 So far as the Warrantors are aware, the information Disclosed in writing to the Purchaser by the Warrantors regarding the current financial and trading position and status of product development and contractual negotiations of the Company comprises all information reasonably necessary for the assessment of the financial and trading prospects of the Company.

     1.2    Power to contract

            Each Covenantor (as defined in the Tax Deed) has full power to enter into and perform the Tax Deed and the Tax Deed when executed will constitute a binding obligation on each Covenantor in accordance with its terms.

     2.     The Company

     2.1    The particulars of the Company set out in the recitals, Schedule 1,
            Schedule 2 and Schedule 4 are true and complete.

     2.2    Memorandum and articles of association

            The copy of the memorandum and articles of association of the Company which is comprised in the Disclosure Documents is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380(4), CA85 and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

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

     2.3    Statutory returns

            The Company has complied with the provisions of CA85 and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered and all statutory records required to be kept by the Company have been properly kept and will be so kept until Completion.

     2.4    Share capital

     2.4.1 The Shares constitute the whole of the issued share capital of the Company. There is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing except for the Options, true and complete details of which are set out in Part B of Schedule 1. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing except as set out in Part B of Schedule 1.

     2.4.2  The Company has not at any time:

            (a) repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

            (b) directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition whether pursuant to sections 155 and 156 CA 85 or otherwise.

     2.5    Solvency

            The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986 (or other applicable Law). No order has ever been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has ever been levied on any of its assets. No administrative or other receiver or trustee in bankruptcy has been appointed by any person over the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

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

     2.6    The US Subsidiary:

     2.6.1 The US Subsidiary (i) is a corporation duly organised, validly existing and in good standing under the laws of the State of Georgia, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as now conducted and
            (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned, operated or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification. The jurisdictions referred to in clause (iii) above are set forth above in Schedule 4. All corporate actions taken by the US Subsidiary have been duly authorised, and the US Subsidiary has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its governing documents.

     3.     Connected business

     3.1    Subsidiaries

            The particulars of the Subsidiaries are set out in Schedule 4 are true and complete and the shares in the Subsidiaries are held by the Company free from all Encumbrances and with all rights now or hereafter attaching thereto.

     3.2    Connected transactions

            The Company:

     3.2.1 is not and has not agreed to become the holder or owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom, the United States of America or elsewhere) other than the Subsidiaries ;

     3.2.2 has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;

     3.2.3 is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

     3.2.4 has no branch, place of business or substantial assets outside England and Wales, or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, ICTA 1988) in any country outside the United Kingdom (other than, in the case of the US Subsidiary, in California, US); and

     3.2.5 save as otherwise Disclosed pursuant to paragraphs 3.2.1 to 3.2.4, does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

     4.     Accounts

     4.1    General

            The Balance Sheet Accounts:

     4.1.1 were prepared in accordance (and comply) with US GAAP in compliance with all applicable Law on a basis consistent with preceding accounting periods of the Company (save insofar as necessary to reflect any differences between US GAAP and UK GAAP) and with the books of account of the Company and are true and accurate in all material respects;

     4.1.2 fairly present the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its losses for the financial year ended on such date;

     4.2    Losses

            The losses of the Company for the three years ended on the Balance Sheet Date or where a Company does not have 3 years Accounts from the date of its incorporation as shown by the Balance Sheet Accounts and by the Historic Accounts and the trend of losses shown by them have not (except as disclosed in them) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such losses for all or any of such periods exceptionally high or low.

     4.3    Books of account

            All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes):

    4.3.1 have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the CA 85 and any other Acts or regulations or orders for the time being in force and no notice or allegation that any of the same is incorrect or should be rectified has been received;

    4.3.2 do not contain or reflect any material inaccuracies or discrepancies;

     4.3.3 give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors; and

     4.3.4 contain accurate information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party.

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

     4.4    Historic Accounts

     4.4.1 The Historic Accounts were prepared in accordance (and comply) with the requirements of CA85, UK GAAP and all applicable Law on a basis consistent with preceding accounting periods of the Company and with the books of account of the Company;

     4.4.2 provide a true and fair view of the assets, liabilities and state of affairs of the Company at the date of such accounts and of its profits for the financial year ended on such date.

     5.     Post-Balance Sheet Date events

     5.1    Since the Balance Sheet Date, the Company:

     5.1.1 has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Balance Sheet Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business;

     5.1.2 has not experienced and nor has there become apparent any material deterioration in its financial position or turnover or suffered any diminution of its assets by the wrongful act of any person and the Company has not had its business or profitability materially and adversely affected by the loss of any important Customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Warrantors are aware, having made due and careful enquiry of the Managers, there are no facts which are likely to give rise to any such effects;

     5.1.3 has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

     5.1.4 has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) or paid (or agreed to pay) any management charge and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

     5.1.6 has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of (Pounds)50,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

     5.1.7 has not released any debts in whole or in part and has not written off debts in an amount exceeding (Pounds)50,000 in the aggregate;

     5.1.8 has not entered into Contracts involving capital expenditure in an amount exceeding in the aggregate (Pounds)100,000;

     5.1.9 has not become aware that any event has occurred which would entitle any third party to terminate any Contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

     5.1.10 has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date,

     5.1.11 has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks;

     5.1.12 has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

     5.1.13 has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date;

     5.1.14 has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and

     5.1.15 (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

     6.      Transactions with the Vendors, Directors and Connected Persons

     6.1     Loans and debts

             There is not outstanding:

     6.1.1 any indebtedness or other liability (actual or contingent) owing by the Company to any Vendor or any Affiliate of any Vendor or Director or any Connected Person or owing to the Company by any Vendor or any Affiliate of any Vendor or Director or any Connected Person; or

     6.1.2 any guarantee or security for any such indebtedness or liability as aforesaid.

     6.2     Arrangements with Connected Persons

     6.2.1 There is not outstanding, and there has not at any time during the last six years been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which any Vendor, Affiliate of any Vendor, Director or former director of the Company or any Connected Person is or has been interested whether directly or indirectly.

     6.2.2 The Company is not a party to, nor has its profits or financial position during the last six years been affected by, any agreement or arrangement which is not entirely of an arm's length nature.

     6.3     Competitive interests

     6.3.1 No Vendor, Affiliate of any Vendor, Director, former director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services Act 1986) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than 5 % of such class of securities.

     6.3.2 The Vendors either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

     6.4     Benefits

     6.4.1 No Connected Person or Affiliate of any Vendor, Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

     7.      Finance

     7.1     Borrowings

     7.1.1 Full and accurate details of all loan, overdraft and other financial facilities available to the Company (and the amounts drawn thereunder as at a date not more than two days before the date of this Agreement) have been Disclosed and neither the Vendor nor the Company have done anything whereby they may be prejudiced. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing powers contained in the Articles of Association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital (nor has it agreed to create or issue) any loan capital nor has it factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts.

     7.2     Debts owed to the Company

     7.2.1 None of the Company or the Warrantors considers any of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

     7.3     Bank accounts

             Particulars of the balances on all the Company's bank accounts as at a date not more than two working days before the date of this Agreement have been Disclosed and the Company does not maintain any other accounts with any bank or other deposit-taker. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments which have been Disclosed.

     7.4     Financial facilities

             The Warrantors have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Warrantors nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

     7.5     Grants etc.

     7.5.1 Save as Disclosed, the Company has not applied for or received any grant, subsidy or financial assistance of any kind from any Governmental Authority.

     7.5.2 The Company has not done, or omitted to do, any act or thing which could result and the acquisition of the Shares by the Purchaser will not result in all or any part of any or being grant, subsidy or other similar payment made or due to be made to it becoming repayable forfeited or withheld in whole or in part.

     7.6     Options and guarantees

     7.6.1 The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

     7.6.2 No person other than the Company or a Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or any Subsidiary.

     7.7     Payment of obligations

             There has been no delay by the Company in the payment of any material obligation due for payment.

             The Properties

     8.1     General

     8.1.1 The Properties comprise all the land and premises owned, controlled, used or occupied by the Company and all the rights or interests vested in the Company relating to any land and premises at the date hereof and the particulars set out in Schedule 3 are true and accurate and not misleading.

     8.1.2 Those of the Properties which are occupied or otherwise used by the Company in connection with their business are occupied or used by right of ownership or under lease or licence, the terms of which permit such occupation of use.

     8.1.3 Where, in relation to any of the Properties, the Company has reached an agreement governing its current use or occupation of the Property or where it has entered into option or pre-emption agreements (or any similar agreements) in relation to any lands adjacent to the Properties, details of those have been Disclosed.

     8.1.6   The Company has not:

             (a) surrendered any lease, licence or tenancy to the landlord without first satisfying itself that the landlord had good title to accept such surrender and without receiving from the landlord an absolute release from all liability arising under such lease, licence or tenancy;

            (b) assigned, or otherwise disposed of, any lease, licence or tenancy without receiving a full and effective indemnity from the assignee or transferee in respect of its liability under such lease, licence or tenancy;

            (c) been a guarantor of a tenant's liability under any lease, licence or tenancy; or

            (d) assigned or otherwise disposed of any leasehold property in such a way that it retains any other residual liability in respect thereof.

     8.1.7 Where the Company is shown as the lessee of any of the Properties, it is the legal and beneficial owner of the leasehold title and has Legal and Beneficial Title to the same and is in sole and undisputed occupation thereof.

     8.1.8 The Company has in its possession or unconditionally held to its order all the documents of title and other documents and papers necessary to prove title thereto and all such deeds and documents are properly stamped and registered relating to each of the Properties.

     8.1.9 The Properties, title deeds and documentation relating thereto, and all fixtures and fittings and plant, equipment and other chattels on the Properties, are not subject to any Encumbrance or overriding interest (as defined in section 70,

             Land Registration Act 1925) nor is there any person in possession or occupation of or who has or claims any right of any kind in respect of any of the Properties adversely to the estate, interest, right or title therein of the Company;

     8.1.10 The Properties are free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or any other obligation or liability of the Company or any other party.

     8.1.11 There are no rights, interests, covenants, restrictions, reservations. licences or easements or any disputes or outstanding notices (whether given by a landlord, a local authority or any other person) nor (without prejudice to the generality of the foregoing) are there any other matters or things which adversely affect the proper use and enjoyment of any of the Properties for the purpose of the business now being carried on at the Properties by the Company.

     8.1.13 None of the Properties is subject to the payment of any outgoings other than the commercial rates and taxes and all sums due to date in respect thereof have been paid.

     8.1.14 No proposal relating to the rateable value of any of the Properties has been determined by the Valuation and Community Charge Tribunal or Land Tribunal and there is no subsisting proposal to challenge the rateable value of any of the Properties.

     8.1.15 There are no disputes affecting any of the Properties which would restrict or terminate the continued possession, occupation or enjoyment of any of the Properties or with any adjoining or neighbouring owner in relation to boundaries, easements, rights or means of access to the Properties.

     8.1.16 Each of the Properties has the benefit of all other easements and rights necessary for its proper use and enjoyment for the purposes of the business now being carried on at the Properties by the Company and such easements and rights are held on terms which do not entitle any person to terminate or curtail the same.

     8.1.19 There are no unpaid charges for the construction or adoption of any road or sewer or other service serving the Property.

     8.2     Planning

     8.2.1 In relation to each of the Properties, its existing use is set out in Part 1 of Schedule 3 ("Existing Use").

     8.2.2 To the best of the Company's knowledge after due enquiry the Properties and all developments thereto and thereon (including any quarrying activity) comply in all material respects with the provisions of the Planning Acts, bye laws and Building Regulations or similar legislation and all permissions, licences or consents issued thereunder are unconditional or are subject to conditions

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            which have been satisfied or are subject to continuing conditions which are not onerous and all of which have been and are being complied with.

     8.2.7 The consents and permissions referred to in paragraph 8.2.2 are valid, subsisting and unimpeachable and are also either unconditional or subject only to conditions which have been satisfied so that nothing further remains to be done thereunder and are also neither temporary nor personal.

     8.3    Statutory and Other Obligations

            The Company has complied and is complying with all applicable statutory and local requirements in relation to the Properties occupied by it, the use thereof, the business carried out thereat and the employment of persons, plant and equipment therein.

     8.4    Leasehold Properties

     8.4.1

            (a) All leases (which expression includes underleases and tenancy agreements, contractual licences and other similar agreements) under which the Company holds or exercises rights in respect of the Properties are:

                    (i)    valid and in full force;

                    (ii) reduced to writing and duly executed by both parties, and have been furnished for inspection by the Purchaser's legal advisers; and

                    (iii)  duly stamped and registered (where applicable)

            (b) The Company has paid all rent and performed and observed in all material respects all covenants and conditions on the part of the tenant contained in the leases under which the Properties are held.

            (c) There are no material subsisting breaches or any material non-performance or observance of any covenant, condition or agreement contained in any lease under which the Properties are held whether on the part of the tenant, the landlord or either of their predecessors in title.

     8.4.2 Where any of the Properties is leasehold, particulars of each lease vested in the Company are set out in Part 2 of Schedule 3 and in relation to each such lease:

            (a) the landlord and all superior landlords had good title to grant the lease and any superior leases respectively and all abstracts and epitomes of all superior titles have been placed with the title deeds to the Property to which the lease relates;

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            (b)     any consent necessary for the grant of the lease has been
                    obtained and a copy of the consent is with the title deeds to the Property to which the lease relates;

            (c) the receipt for the payment of rent which fell due immediately prior to the date hereof is unqualified;

            (d) no notices of breaches of any covenants or conditions contained in the lease have been given or received on the part of either the landlord or the Company and the landlord has not refused to accept rent or made any complaint of breach of covenant;

            (e) no alterations, improvements or additions have been made to the Property to which the lease relates since the grant of the lease or in respect of all such alterations, improvements or additions made all necessary consents and approvals have first been obtained;

            (f) VAT is not chargeable on the rent or any other payment to be made under the lease and no election has been made by the landlord to waive exemption from VAT in respect of the lease.

     8.5    Inferior leases

            The Company is in actual occupation of each of the Properties and no other person is or will be entitled to occupy or use any part of any of the Properties.

     8.6    Statutory compliance/environmental issues

     8.6.1 The Company is not knowingly in breach of and has not received notice of and the Warrantors are not aware of any allegation of breach of the requirements of any Law concerning health, safety or environmental matters or any regulations, orders, notices or directions made under any of such Laws which in any such case affect any of the Properties.

     8.6.2 Where required, a fire certificate has been issued in respect of each of the Properties and each of the Properties complies in all respects with current fire regulations and the current requirements of the insurers of the Properties.

     8.7    Condition and repair

     8.7.1 The Company is not aware of any structural or other defects in respect of the buildings and structures on or comprising any of the Properties.

            8.7.2 So far as the Warrantors are aware, there are no latent or patent defects in the buildings and structures on or comprising the Properties and in the construction of the buildings and its structures on or comprising the Properties.

     8.8    Representations and Warranties for Property in the United States

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            The US Lease is valid and is in full force and effect and has not been assigned, modified, supplemented or amended in any way except as described in this Agreement and represents the entire agreements between the parties thereto with respect to the Property leased in the US.

     9.     Environmental

     9.1 In paragraph 9.2 the following words and expressions shall have the following meanings:

     "Environment" means the environment generally including all of its physical and ecological aspects including, without limitation, air (including, without limitation, that within buildings or natural or man-made structures above or below ground); water (including, without limitation, the open sea, coastal or inland waters and ground waters, drains and sewers); and land, (including, without limitation, the seabed or river bed under any water as described above, surface land and sub-surface land);

     "Environmental Law" means any Law relating to the Environment whether generated under the Law of the United Kingdom, the European Community, the United States of America (and its constituent states) or arising from any common or customary Law.

     "Environmental Licence" means any Governmental Authority, statutory, local authority or other licence, approval, consent, permit or authorisation of whatever kind relating to Environmental Law.

     9.2 To the best of the Company's knowledge after due enquiry the Company has, at all times complied in all material respects with Environmental Law and any Environmental Licence and the Company has not received any notice from any local authority or other official agency under any Environmental Law regarding any damage to the Environment or violation of any Environmental Law, whether actual, alleged or potential.

     10.    Other assets

     10.1   Title

     10.1.1 The Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or have otherwise been represented as being the property of the Company or which were at the Balance Sheet Date used or held for the purposes of its business and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within the United Kingdom or the State of California, US.

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             The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

     10.1.3 A copy of the asset register of the Group as of 31 December, 1999 is attached to the Disclosure Letter.

     10.2    Encumbrances

             The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement which has not been Disclosed and in respect of any such Encumbrance, arrangement or agreement so Disclosed there has been no default by the Company in the performance or observance of any of the provisions thereof.

     10.3    Condition of assets

             The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

     10.3.1 do not contravene any requirement or restriction having the force of Law;

     10.3.2 constitute all of the plant and machinery necessary to conduct the Business;

     10.4    Rental payments

             Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

     11.     Insurance

             Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. So far as the Warrantors are aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased. There is no claim outstanding under any such policies and so far as the Warrantors are aware there are no circumstances likely to give rise to a claim.

     12.     Litigation

     12.1    Litigation and arbitration proceedings

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     12.1.1  Save as plaintiff in the collection of debts (not exceeding
             (Pounds)5,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation, arbitration or criminal proceedings, or any other proceedings before any tribunal, assessor or expert in any jurisdiction, and (so far as the Warrantors are aware, having made due and careful enquiry of the Managers) there are no lawsuits or arbitration proceedings pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

     12.1.2 The Company has not since its incorporation, been involved in any litigation, arbitration, criminal proceedings or material dispute with any person who is or was a supplier or Customer of importance to the Company or the Business, or where such litigation, arbitration, proceedings or dispute resulted in adverse publicity or loss of goodwill.

     12.1.3 There is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company including any which might form the basis of any criminal prosecution against the Company, nor (so far as the Warrantors are aware, having made due and careful enquiry of the Managers) are there pending, or in existence any investigations or enquiries by or on behalf of any Governmental Authority or other body in respect of the affairs of the Company;

     12.1.4 No direction has been given to the Company or to any officer of the Company by any person or body lawfully empowered so to do for the giving of evidence to, the production of documents before, or the making of discovery to any Governmental Authority or other body or any authorised officer of such body.

     12.2    Injunctions, etc.

             No injunction or order for specific performance has been granted against the Company.

     12.3    Orders and judgments

             The Company is not subject to any order or judgment given by any court or Governmental Authority agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

     13.     Licences

     13.1    General

             The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business and in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Company is not in breach of any of the terms and conditions thereof and the Warrantors know of no reason and are not aware of

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

             any fact or circumstances which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Warrantors are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

     13.2    Financial Services Act 1986

             The Company does not carry on, nor does it purport to carry on, nor has it at any time since 28/th/ April 1988 carried on, or purported to carry on, investment business in the United Kingdom within the meaning of section 3, Financial Services Act 1986 nor has it contravened any provision of such Act.

     13.3    Data Protection Act

             The Company has registered or applied to register itself under the Data Protection Act and all regulations made thereunder in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

             The Company and its employees have complied in all material respects with the requirements of the Data Protection Act.

     14.     Trading

     14.1    Tenders, etc.

             No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

     14.2    Delegation of powers

             There are in force no powers of attorney given by the Company other than to the holder of an encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any Contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

     14.3    Consequence of acquisition of Shares by Purchaser

             Neither the acquisition of the Shares by the Purchaser nor compliance with the terms of this Agreement will:

     14.3.1 (so far as the Warrantors are aware) cause the Company to lose the benefit of any right or privilege it presently enjoys;

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

     14.3.2 relieve any person of any obligation to the Company (whether contractual or otherwise) or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

     14.3.3 conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association;

     14.3.4 result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

     14.3.5 cause any director, officer or senior employee of the Company to leave employment; or

     14.3.6 conflict with, violate or result in a breach of any Law applicable to the Company, or entitle any person to receive from the Company any finder's fee, brokerage or other commission,

     14.4    Guarantees and warranties

             The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

     14.5    Fair trading, etc.

             So far as the Warrantors are aware (having made due and careful enquiry of the Managers) the Company is not and has not been party to or directly or indirectly concerned in any agreement, arrangement, understanding, decision, activity or concerted practice (whether or not legally binding) or in the pursuit of any course of conduct which is:

     14.5.1 registrable under the RTPA, notifiable under the Competition Act 1998 or capable of giving rise to an investigation by the Director General of Fair Trading or a reference to the Competition Commission;

     14.5.2 in contravention or breach of the EC Treaty, the Fair Trading Act 1973, the Consumer Credit Act 1974, the Resale Prices Act 1976, the Trade Descriptions Act 1968, the RTPA, the Competition Act 1980, the Consumer Protection Act 1987, the Competition Act 1998 or any regulations, orders, notices or directions made thereunder;

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

     14.5.3 is otherwise registrable, unenforceable or void or renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business;

     14.5.4 prohibited by section 4(1) of the Competition Acts 1991 and 1996 or which, for the purposes of section 5 of the Competition Acts 1991 and 1996, constitutes an abuse, either solely or jointly with any other undertaking, of a dominant position in the State or a substantial part of the State;

     14.5.5 in contravention or breach of the EC Treaty, the Restrictive Practices Act 1972, the Prices Acts 1958 - 1972, the Mergers, Takeovers and Monopolies (Control) Acts 1978 - 1996, the Merchandise Marks Acts 1887 to 1970, the Consumer Information Act 1978, Packaged Goods (Quality Control) Act 1980, Dangerous Substances Acts, 1972 to 1979, Hire Purchase Acts 1946 to 1960, the Sale of Goods and Supply of Services Act 1980, the Consumer Credit Act 1995, the European Communities (Unfair Terms in Consumer Contracts ) Regulations 1995, the European Communities Acts 1972 to 1998 or any applicable Regulation or Directive of the European Commission or of the Council of the European Communities or any regulations, orders or any applicable Regulation or Directive of the European Commission or of the Council of the European Communities or any regulations, orders, notices or directions made thereunder; or

     is otherwise registrable, unenforceable or void or renders the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business.

     14.6    Restrictions on trading

             The Company is not and has not been a party to any Contract, understanding or practice restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

     14.7    Possession of records

     14.7.1 All title deeds and agreements to which the Company is a party and all other documents owned by, or which ought to be in the possession of or held unconditionally to the order of, the Company are in the possession of the Company.

     14.7.2 The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

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     14.8    Business names

             The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

     14.9    Unlawful acts

             Neither the Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

     14.10   Sensitive payments

             No officer or employee of the Company has made or received any Sensitive Payment in connection with any Contract or otherwise. For the purposes of this clause the expression "Sensitive Payments" (whether or not illegal) shall include (i) commercial bribes, bribes or kickbacks paid to any person, firm or company including Governmental Authority officials or employees or (ii) amounts received with an understanding that rebates or refunds will be made in contravention of Law either directly or through a third party or
             (iii) political contributions or (iv) payments or commitments (whether made in the form of commissions, payments or fees for goods received or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid by the recipient to central or local Governmental Authority officials or as a commercial bribe influence payment or kickback.

     15.     Contracts

     15.1    Material Contracts

             All Contracts to which the Company is a party have been Disclosed and the Company is not a party to or subject to any Contract which:

     15.1.1 is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

     15.1.2 is likely to result in a loss to the Company on completion of performance;

     15.1.3 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

     15.1.4 involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

     15.1.5 requires an aggregate consideration payable by the Company in excess of (Pounds)25,000;

     15.1.6 involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent in excess of 5 % of the turnover of the Company for the year ended on the Balance Sheet Date;

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     15.1.7   is a Contract for services (other than IT Contracts or Contracts for the supply of electricity or normal office services);

     15.1.8 requires the Company to pay any commission, finder's fee, royalty or the like;

     15.1.9 is in any way otherwise than in the ordinary and proper course of the Company's business;

     15.1.10  contains any "most favoured nation" or similar provision; or

     15.1.11 involves or may involve any sharing, licensing, transfer or escrow of any Intellectual Property otherwise than as listed in Schedule 8 or in the IT Contracts.

     15.2     Performance of Contracts

     15.2.1 The terms of all Contracts of the Company have been complied with by the Company and so far as the Warrantors are aware (having made due and careful enquiry of the Managers) by the other parties to the Contracts in all material respects and so far as the Warrantors are aware (having made due and careful enquiry of the Managers), there are no circumstances likely to give rise to a default by the Company or by the other parties under any such Contract.

     15.2.2 All the Contracts of the Company except those between the Company and its employees may be assigned by the Company without the consent of any other party.

     15.2.3 There are no outstanding claims, separately or in the aggregate, of material amounts, against the Company on the part of Customers or other parties in respect of defects in quality or delays in delivery or completion of Contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or so far as the Warrantors are aware (having made due and careful enquiry of the Managers) anticipated and so far as the Warrantors are aware (having made due and careful enquiry of the new Managers) there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same.

     15.2.4 The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which the Company is a party and has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.

     15.3     Agency and distribution agreements

              The Company is not a party to any subsisting agency or distributorship agreement.

     15.4     Products

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             The Disclosure Documents include true and accurate copies of all
             Contracts which the Company has ever had for the deployment of Products, the material terms of which are summarised in Exhibit A.

     16.     Employees

     16.1    Particulars of employees

             The particulars shown in the schedule of employees comprised in the Disclosure Documents are true and complete and show in respect of each Director, officer and employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Company is a party whether binding or not) and each Director, officer and employee of the Company is listed therein.

     16.2    Service Contracts

             There is no Contract of service in force between the Company and any of its Directors, officers or employees which is not terminable on twelve weeks notice or less by the Company without compensation (other than any compensation payable under Parts X and XI, ERA) or otherwise in accordance with section 86, ERA. There are no consultancy or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company or any employers' or trade association of which the Company is a member and any Trade Union. There are no outstanding pay negotiations with any employees or Trade Unions.

     16.3    Benefits

             There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

     16.4    Liabilities and payments

             Save to the extent (if any) to which provision or allowance has been made in the Accounts:

     16.4.1 no liability has been incurred or is anticipated by the Company for breach of any Contract of employment or for services or for severance payments or for

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             redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or reengagement of any employee or for sex, race or other discrimination or for any other liability accruing from the termination or variation of any Contract of employment or for services;

     16.4.2 no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any Contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee of the Company; and

     16.4.3 the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director, officer or employee of the Company.

     16.5    Relevant legislation

     16.5.1 The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

             (a) all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees; and

             (b) all collective agreements, recognition agreements and customs and practices for the time being affecting its employees or their conditions of service.

     16.5.2 The Company has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22, Health and Safety at Work etc. Act 1974.

     16.5.3 The Company is not in breach of any of the following Acts nor has it been prosecuted under any of such Acts:

             Children and Young Persons Act 1933
             Shops Act 1950
             Factories Act 1961
             Health and Safety at Work etc. Act 1974.

     16.5.4 There is no liability or claim against the Company outstanding or (so far as the Warrantors are aware, having made due and careful enquiry of the Managers) anticipated under the Equal Pay Act 1970, the Sex Discrimination, the Race Relations Act 1976, the ERA, TUPE, the Social Security and Housing Benefits Act 1982, the Social Security Contributions and Benefits Act 1992, TULRCA or the Trade Union Reform and Employment Rights Act 1993.

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     16.5.5  Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union under the provisions of Part IV, TULRCA or under TUPE nor has the Company failed to comply with any such obligation under the said Part IV.

     16.5.6 There is no unfair labour practice charge or complaint against the US Subsidiary pending before the US National Labour Relations Board or any other Governmental Authority arising out of the activities of the US Subsidiary and it has no knowledge of any facts or information which would give rise thereto.

     16.6    Termination of employment

     16.6.1 No present director, officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion of this Agreement will not entitle any employee to terminate his employment or trigger any entitlement to a severance payment or liquidated damages.

     16.6.2 The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee in respect of its employees.

     16.7    Share and other schemes

             16.7.1 Save as Disclosed, the Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participate in (whether or not established by the Company) any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or the dependants of any of such persons or any scheme whereunder any present or former director, officer or employee of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit-related pay scheme established under Chapter III, Part V, ICTA 1988.

             16.7.2 No trading arrangements existed in relation to the shares of the Company within the meaning of section 203F ICTA 1988 prior to 6 April 1998 and since that date shares in the Company have not constituted readily convertible assets for the purpose of that section.

     16.8    Disputes and claims

     16.8.1 No dispute exists or can reasonably be anticipated between the Company and a material number or category of its employees or any Trade Union(s) and so far as the Warrantors are aware there are no wage or other claims outstanding

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             against the Company by any person who is now or has been a director, officer or employee of the Company.

     16.8.2 The Company has not had during the last three years any strike, work stoppages, slowdown or work-to-rule by its employees or lock-out, nor, so far as the Warrantors are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

     16.9    Transfer of undertakings

             The Company has not been a party to any relevant transfer as defined in TUPE nor has the Company failed to comply with any duty to inform and consult any Trade Union under the said regulations within the period of one year preceding the date of this Agreement.

     16.10   Agreements with Trade Unions

             The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor to its knowledge are any of its employees members of any trades union or staff association, nor has it done any act which might be construed as recognition of a Trade Union.

     16.12   Intellectual Property Assignment

             All past and present directors, officers, employees and consultants have executed and delivered binding agreements containing confidentiality and invention assignment provisions in the form attached to the Disclosure Letter acknowledging and assigning to the Company all Intellectual Property.

     17.     Pension Schemes

     17.1    US Pension Plans

             The Disclosure Letter sets forth a true and complete list of each "employee benefit plan", as such term is defined in the US Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the US Subsidiary or the beneficiaries or dependants of any such employee or former employee (such employees, former employees, beneficiaries and dependants collectively, the "US Employees") or under which any US Employee is or may become eligible to participate or derive a benefit with respect to which the US Subsidiary or the Business may have any liability or obligation (collectively, the "Plans"). Each US Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part

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             thereof, has received a favourable determination letter from the
             IRS as to its qualification under the US Internal Revenue Code of 1986, as amended (the "Code") and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status. No US Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA. Each of the US Plans has been operated and administered in all respects in compliance with all Laws. No US Employee is or may become entitled to post-employment benefits of any kind by reason of employment by the US Subsidiary, including, without limitation, death or medical benefits (whether or not insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in the Disclosure Letter or mandated by section 4980B of the Code or (b) retirement benefits payable under any Plan qualified under section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any US Employee.

     17.2    General

             Other than as Disclosed there are no other Pension Schemes for current or past directors or employees of the Company and no member of the Group has any obligation to provide, or contribute towards the provision of, retirement benefits, death benefits and the like, for employees.

     18.     Intellectual Property

     18.1    Ownership and rights

     18.1.1 Parts 1, 2 and 3 of Schedule 8 respectively contain particulars of all Registered Intellectual Property and material Unregistered Intellectual Property.

     18.1.2 Other than as set out in Parts 3 and 4 of Schedule 8, the Company is the sole beneficial owner of all Relevant IP and IP Materials. All IP Materials are in the possession or under the control of the Company.

     18.1.3 The Company does not require any further Intellectual Property in relation to the development, manufacture, marketing or sale of its products or services or in relation to any of the processes employed in the Business, other than that which is listed in Part 3 of Schedule 8.

     18.2    Enforcement

     18.2.1 The Company has taken all prudent steps to protect its interest in the Registered Intellectual Property and, so far as the Warrantors are aware, the Registered Intellectual Property is valid and subsisting. None of the Registered Intellectual Property is the subject of outstanding or threatened disputes, claims or proceedings for cancellation, revocation, opposition, interference, rectification or contested ownership.

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     18.2.2  Where registration is available, the Company is taking all reasonable steps to prosecute applications for registration of all Registered Intellectual Property in the countries covered by those registrations and the Company has received no adverse opinion whether from any registry concerned or its own advisers in relation thereto.

     18.2.3 All Registered Intellectual Property has been maintained and all renewal fees have been paid on time.

     18.2.4 Except as necessary for the operation of the Business and subject to reasonable confidentiality obligations, all Know-How of the Company has been kept secret and confidential and has not been disclosed to third parties.

     18.2.5 As far as the Warrantors are aware, nothing has been done by the Company or any other person, to diminish or otherwise affect the reputation of unregistered Trade Marks owned, used or otherwise exploited by the Company.

     18.3    Intellectual Property Agreements

     18.3.1 Parts 3 and 4 of Schedule 8 respectively contain particulars of all Intellectual Property Agreements whereby:

             (a) the Company uses or exploits any Intellectual Property belonging to a third party ("Licences-In"); or

             (b) the Company has authorised or otherwise permitted any use whatsoever of any Intellectual Property, or granted to any third party any right or interest in respect of any Intellectual Property ("Licences-Out").

     18.3.2 Save as set out in Schedule 8, none of the Relevant IP has been charged, mortgaged, licensed or otherwise encumbered.

     18.3.3 All Intellectual Property Agreements are valid and binding and none has been the subject of any breach or default by the Company or any other party or of any event which with notice or lapse of time or both would constitute a default.

     18.3.4 There are no disputes, claims or proceedings arising out of or relating to the Intellectual Property Agreements.

     18.3.5 All Intellectual Property Agreements have been duly recorded or registered with the proper authorities whenever a requirement to do so exists.

     18.4    Infringement

     18.4.1 The Company has taken reasonable precautions to ensure that, and so far as the Warrantors are aware, the Company has not infringed and does not infringe any Intellectual Property of a third party as a result of the Company's use or exploitation of the Relevant IP, nor will such use or exploitation give rise to any infringement dispute, claims or proceedings against the Company.

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     18.4.2  There are not and have not been any disputes, claims or proceedings threatened or in existence in any court or tribunal in respect of any of the Relevant IP as such or in respect of any use or exploitation thereof by the Company.

     18.4.3 So far as the Warrantors are aware there has been and is no current or anticipated infringement by any third party of any Relevant IP.

     19.     Information technology and telecommunications

     19.1    Identification and ownership

     19.1.1 The Disclosure Letter contains brief particulars of all material IT Systems.

     19.1.2 The Disclosure Letter contains brief particulars of all material IT Contracts.

     19.1.3 Save as Disclosed, all material IT Systems and data are owned by the Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

     19.1.4 All the IT Contracts are valid and binding. None of the IT Contracts has been the subject of any breach or default on the part of the Company and on the part of any other person, or of any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by the transaction contemplated by this Agreement.

     19.1.5 The Company has in its possession or in its control (including via an escrow arrangement in customary form) the source code of all material Software owned by it. The Company uses no bespoke Software that it does not own.

     19.2    Computer Operation and Maintenance

     19.2.1 All material IT Systems are in good working order, function in accordance with all applicable specifications, and have been and are being properly and regularly maintained and replaced.

     19.2.2 All IT Services provided by any third party are being and have been provided in accordance in all material respects with all applicable specifications agreed by the Company with such third party.

     19.2.3 The Company has full and unrestricted access to and use of the IT Systems, and (except as stated in the IT Contracts Disclosed) no third party agreements or consents are required to enable the Company to continue such access and use following Completion.

     19.2.4  So far as the Warrantors are aware:

             (a) it is not necessary or desirable to incur any further expenditure on the modification, development, expansion or (save in the normal course of business) replacement of the IT Systems; and

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             (b)    the present capacity of the IT Systems is sufficient in the normal course of business in order to satisfy the requirements of the Company with regard to data processing and communications during the current financial year.

     19.2.5 No part of the IT Systems is or has been infected by any virus or other extraneously-induced malfunction, and no person has had unauthorised access to the IT Systems or any data stored thereon. The Company operates a documented procedure to avoid such infections and unauthorised access.

     19.2.6 All data processed using the IT Systems and/or the IT Services has been regularly archived in hard copy form. Such hard copies have been properly stored and catalogued, and are available for inspection as required by the Company from time to time.

     19.2.7 The Company has taken reasonable steps to ensure that its business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

     20.     Legislation

             The Company has not received notice of and is not aware of any allegation of breach of, the requirements of any legislation which is applicable to it.

     21.     Year 2000

     Assuming continued provision of applicable utilities e.g. electrical power, the operation of the IT Systems, the Products and the provision of the IT Services has been unaffected by the change in year from 1999 to 2000 or by any related change in the field configurations containing date information within the IT Systems and the Products ("Year 2000 Compliant"). In particular:

     21.1 there has been no error, malfunction or change in the operation, functionality or performance of the IT Systems, the Products or the provision of the IT Services;

     21.2 no value for current date will cause any interruption in the operation of the IT Systems, the Products or the provision of the IT Services;

     21.3 all manipulations of time-related data will produce the desired results for all valid date values within the applicable domain;

     21.4 date-based functionality has behaved consistently for dates prior to, during and after the year 2000;

     21.5 date elements in interfaces and data storage have permitted specifying the century to eliminate date ambiguity without human intervention, including leap year calculations; and

     21.6 where any date element is represented without a century, the correct century shall be unambiguous for all manipulations involving the element and in all

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             interfaces and data storage, the century in any date shall be specified either explicitly or by unambiguous algorithms or inferencing rules.

     21.7 the Company has conducted and concluded an appropriate Year 2000 readiness review for all of its IT Systems, the Products and IT Services, including assessment, implementation (including remediation, upgrading and replacement of the IT Systems, the Products and IT Services as necessary), validation testing and contingency planning. With respect to Software obtained from third parties (licensed Software shareware and freeware) that is incorporated into IT Systems, the Products and IT Services, the Company has obtained appropriate confirmations from all providers of such software that it is Year 2000 Compliant.

     22.     Products

     22.1 The Products comply in all respects with all specifications and descriptions and provide all functionality described in Schedule 10 to this Agreement, all Contracts for the Products and all operating manuals and other literature of the Company.

     22.2 The Disclosure Letter lists all third party Software incorporated in the Products. All such Software is duly licensed to the Company. None of such licences;

     22.3.1  are terminable by the licensor on or before 31 January 2001;

     22.3.2 are terminable on any change of control of any Group Company or licensor;

     22.3.3  provide for the payment of more than a nominal royalty per annum;

     22.3.4 restrict the ability of any Group Company to grant sub-licences to Customers of the Products on such terms as the Company may in its discretion determine; or

     22.3.5 restrict the geographic area in which such Software may be used or sublicenced.

                                    Part 2

                              Taxation warranties

     23.     Taxation

     23.1    General

     23.1.1  Notices and returns

             All notices, returns, computations and registrations of the Company required to be made by Law for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or as far as the Warrantors

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             are aware is likely to be, the subject of any dispute with any
             Taxation Authority.

     23.1.2 All information supplied by the Company to Taxation Authorities for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

     23.1.3  Payment of Tax due

             All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

     23.1.4  Penalties or interest on Tax

             The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

     23.1.5 Compliance with PAYE, national insurance contribution and Tax collection obligations

             (a) All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this Agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

             (b) All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer's contributions) have been so made.

             (c) All payments by the Company to any person which ought by Law to have been made under deduction of Tax have been so made and the Company (if required by Law to do so) has accounted to the Inland Revenue for the Tax so deducted.

             (d) Proper records as required by Law have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.

             (e) The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, ICTA 1988.

     23.1.6  Investigations

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             The Company has not been subject to any visit, audit,
             investigation, discovery or access order by any Taxation Authority and so far as the Warrantors are aware there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

     23.1.7  Residence

             The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

     23.1.8  Tax provision

             Provision or reserve in accordance with generally accepted accounting principles has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

     23.1.9  Concessions and arrangements

             The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Balance Sheet Date has not so far as the Warrantors are aware depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

     23.1.10 Anti-avoidance provisions

             The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

     23.1.11 Section 765, ICTA 1988

             The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, ICTA 1988 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), ICTA 1988 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

     23.1.12 Transactions requiring clearance or consent

             All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations, and any transaction for which clearance or consent

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             was obtained has been carried into effect only in accordance with the terms of the relevant clearance or consent.

     23.1.13 Calculation of Taxation liability

             The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

     23.1.14 Claims and disclaimers

             The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

     23.1.15 Outstanding claims, elections and appeals

             The Disclosure Documents contain full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled:

             (a) to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;

             (b) to appeal against any assessment or determination relating to Taxation; to apply for a postponement of Taxation.

     23.2    Corporation tax, including corporation tax on chargeable gains

     23.2.1  Base values and acquisition costs

             If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.

     23.2.2  Capital allowances

             All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA and where appropriate notices have been given to the Inland Revenue under section 118, FA 1994.

     23.2.3  Leased assets

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             The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be under sections 53 or 55, CAA in respect of such assets.

     23.2.4  Finance leases

             The Company is not a lessee under a lease to which the provisions of Schedule 12 to the FA 1997 apply or could apply.

     23.2.5  Short life assets

             The Company has not made any election under section 37, CAA nor is it taken to have made such an election under section 37(8)(c), CAA.

     23.2.6  Long life assets

             The Company does not own and has not owned a long life asset (within the meaning of section 38A, CAA) in respect of which any claim for capital allowances would be subject to the provisions of section 38E-38G, CAA.

     23.2.7  Industrial buildings

             None of the assets of the Company expenditure on which has qualified for a capital allowance under Part I, CAA has at any time been used otherwise than as an industrial building or structure.

     23.2.8  Distributions

             (a) No distribution within the meaning of sections 209, 2 10 and 211, ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5/th/ April, 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution.

             (b) No elections have been made pursuant to section 246A, ICTA 1988 in respect of any dividends nor has the Company made a distribution to which the provisions of paragraph 2 of
                    Schedule 7, FA 1997 have been, or could be, applied.

             (c) The Company has not received a dividend in respect of which the payer has made an election under section 246A, ICTA 1988 nor a distribution to which the provisions of paragraph 2 of
                    Schedule 7, FA 1997 have been, or could be, applied.

     23.2.9  Repayments of share capital

             The Company has not any time after 6/th/ April, 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed

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

              to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI, ICTA 1988) or passed or agreed to pass any resolution to do so.

     23.2.10  Demergers

              The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, ICTA 1988 nor has it made or received a chargeable payment as defined in section 218(1), ICTA 1988.

     23.2.11  Issues of securities

              No securities (within the meaning of section 254(1), ICTA 1988) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), ICTA 1988, nor has
              the Company agreed to issue such securities in such circumstances.

     23.2.12  Capital distributions

              The Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

     23.2.13  Land sold and leased back

              The Company has not entered into any transaction to which the provisions of section 779 or 780, ICTA 1988 have been or could be applied.

     23.2.14  Foreign loan interest

              The Company has not since 31/st/ March, 1982 received any foreign loan interest in respect of which double-taxation relief will or may be restricted under section 798, ICTA 1988.

     23.2.15  Non-deductible payments

              No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339,779 to 784 inclusive, 787 or 788, ICTA 1988 or any other statutory provision or otherwise.

     23.2.16  No unremittable income or gains

              No claim has been made by the Company under sections 584, 585 or 723 ICTA 1988 or under section 279, TCGA.

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     23.2.17  Payments to directors, officers or employees

              The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any Director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes whether up to or after the Balance Sheet Date.

     23.2.18  Transfer pricing

              The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, ICTA 1988 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

     23.2.19  Transactions not at arm's length

              The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.

     23.2.20  Chargeable debts

              The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 25 1, TCGA.

     23.2.21  Relief for loans to traders and qualifying corporate bonds

              No chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10), TCGA.

     23.2.22  Chargeable policies

              The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.

     23.2.23  Postponement of gains relating to-overseas trade

              No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.

     23.2.24  Depreciatory transactions

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               (b)  The Company has not been a party to any scheme or
                    arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.

     23.2.25   Gifts

               The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

     23.2.26  Non-resident companies

               (a) There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13, TCGA or Chapter IV of Part XVII, ICTA 1988.

               (b) The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 19 TCGA.

     23.2.27   Controlled foreign companies

               No notice of the making of a direction under section 747, ICTA 1988 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752, ICTA 1988.

     23.2.28   Agent for non-residents

               The Company has not been a party to any transaction or arrangement whereby it is or may hereafter become liable for Taxation under or by virtue of section 42A, ICTA 1988 or regulations made thereunder or section 126, FA 1995.

     23.2.29   Profit-related pay

               No scheme registered under Chapter III of Part V, ICTA 1988 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.

     23.2.30   Payment from pension funds

               The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, ICTA 1988.

     23.2.31   Claims and elections

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               (a)  The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under
                    Schedule 4, TCGA.

               (b) The Disclosure Documents contain full particulars of elections made under

                    (i) Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of Gain or Loss) Regulations 1994 and whether or not such elections have been varied

                    (ii) Regulation 3 or 4 of The Local Currency Elections Regulations 1994 and such election is still valid.

     23.2.32   Loan relationships

               (a) all interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter 11 of
                    Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

               (b) The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA
                    1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.

               (c) The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).

               (d)  The Disclosure Documents contain full particulars of:

                    (i) any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996);

                    (ii) the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and

                    (iii) any election made pursuant to paragraph 9 of Schedule 15, FA 1996.

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

               (e) The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

     23.3      Corporation tax - groups of companies

     23.3.1    Group relief and consortium relief

               The Disclosure Documents contain full particulars of all arrangements and agreements relating to group relief (as defined by section 402, ICTA 1988) to which the Company is or has been a party and:

               (a) all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

               (b) the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

               (c) the Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part;

               (d) no such payment exceeds or could exceed the amount permitted by section 402(6), ICTA 1988; and

               (e) no arrangements such as are specified in section 410(1)-(6), ICTA 1988 exist or existed for any period of account in respect of which a surrender has been made or purports to have been made.

     23.3.2    Surrender of advance corporation tax

               The Disclosure Documents contain full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under section 240, ICTA 1988 and:

               (a) the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company's liability to corporation tax;

               (b) the Company has received all payments due to it under any arrangement or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part;

               (c) no such payment exceeds or could exceed the amount permitted by section 240(8), ICTA 1988; and

               (d) no arrangements such as are specified in section 240(11), ICTA 1988 whereby any person could obtain control of the Company exist or existed for any period in respect of which a claim under section 240, ICTA 1988 has been made or purports to have been made.

     23.3.3    Transfer of Tax refunds

               The Disclosure Documents contain full particulars of all arrangements and agreements relating to the transfer of tax refunds to which the Company is or has been a party and:

               (a) all claims by the Company for the transfer of tax refunds were when made and are now valid and have been or will be allowed by way of discharging the liability of the Company to pay any corporation tax;

               (b) the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the transfer of tax refunds allowable to the Company by way of discharge from liability to corporation tax and equivalent to the Taxation for which the Company would have been liable but for the transfer;

               (c) the Company has received all payments due to it under any such arrangement or agreement or transfer of tax refunds made by it and the payments are not liable to be refunded in whole or in part;

               (d) no such payment exceeds or could exceed the amount permitted by section 102(7), FA 1989; and

               (e) no arrangements such as specified in section 410(1)-(6), ICTA 1988 exist or existed for any period in respect of which a claim under section 102, FA 1989 has been made or purports to have been made.

     23.3.4    Acquisitions from group members

               No tax has been or may be assessed on the Company pursuant to section 190, TCGA in respect of any chargeable gain accrued prior to the date of this Agreement and the Company has not at any time within the period of six years ending with the date of this Agreement transferred any asset other than trading stock including any transfer by way of share exchange within section 135, TCGA to any company which at the time of disposal was a member of the same group as defined in section 170, TCGA.

     23.3.5    Leaving the group

               The execution or completion of this Agreement or any other event since the Balance Sheet Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 178 or 179, TCGA or as a result of any other Event since the Balance Sheet Date.

     23.3.6    Group income

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

               The Disclosure Documents contain full particulars of all elections made by the Company under section 247, ICTA 1988 and all such elections are now in force and the Company has not paid any dividend without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in section 247(6), ICTA 1988 and no assessment has been made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

     23.4      Close companies

     23.4.1    Close company status

               The Company has at all times been a close company within the meaning of sections 414 and 415, ICTA 1988.

     23.4.2    Close investment-holding company status

               The Company has not in any accounting period beginning after 31/st/ March, 1989 been a close investment-holding company as defined in section 13A, ICTA 1988.

     23.4.3    Distributions

               No distribution within section 418, ICTA 1988 has ever been made by the Company.

     23.4.4    Loans to participators

               Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, ICTA 1988 have been Disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

     23.5      Inheritance tax

     23.5.1    No transfers of value and associated operations

               The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.

     23.5.2    Inland Revenue charge

               There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.

     23.5.3    Power of sale, mortgage or charge

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

               No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.

     23.6      VAT

     23.6.1    Returns and payments

               (a) The Company is a taxable person duly registered for the purposes of VAT.

               (b) The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of
                    Schedule 11, VATA.

               (c) VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

     23.6.2    Taxable supplies and input tax credit

               All supplies made by the Company are taxable supplies and the Company has not been and so far as the Warrantors are aware will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.

     23.6.3    VAT groups

               The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

     23.6.4    Transactions between connected persons

               The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.

     23.6.5    Charge to VAT as agent or representative

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

               The Company is not and has not agreed to become liable for VAT by virtue of sections 47 and 48, VATA.

     23.6.6    VAT and Properties

               The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and:

               (a) neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;

               (b) all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10, VATA has been given and any permission required by paragraph 3(9) of
                    Schedule 10, VATA has been properly obtained;

               (c) a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;

               (d) no election has or so far as the Warrantors are aware will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of
                    Schedule 10, VATA;

               (e) in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and

               (f) the Company has not agreed to refrain from making an election in relation to any of the Properties.

     23.6.7    Capital goods scheme

               The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under
               Part XV of the VAT Regulations 1995.

     23.6.8    Bad debt relief

               The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been Disclosed.

     23.6.9    Self-billing

               The Company has not entered into any self-billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any

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

               such person to make out VAT invoices in respect of supplies made by the Company.

     23.7      Stamp duty

     23.7.1    Stamp duty

               All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party and which are necessary to establish title to any of the Company's assets have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.

     23.7.2    Stamp duty reserve tax

               Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

     24.       US TAXATION

     24.1      Filing of Tax Returns

               The US Subsidiary has timely filed with the appropriate Taxation Authorities all returns, reports, estimates, information returns and statements (collectively, "Tax Returns") required to be filed in respect of any material Taxes on or before the date of Completion. The Tax Returns filed are complete, correct and accurate in all material respects. The US Subsidiary has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code. The US Subsidiary has not requested any extension of time within which to file any such Tax Returns. The US Subsidiary has delivered to the Purchaser true and correct copies of all Tax Returns.

     24.2      Payment of Taxes

               All material Taxes of the US Subsidiary, in respect of periods or portions thereof ending on or before the date of Completion, have been paid, or will have been paid, or an adequate reserve has been established therefor in conformity with generally accepted accounting principles consistently applied, as set forth in the Disclosure Documents, and the US Subsidiary has no liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the US Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Taxation Authority. No claim has ever been made by a Taxation Authority in a jurisdiction where the US Subsidiary

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

           does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

     24.3  Audit History

           All Tax Returns of the US Subsidiary, for all periods ended on or prior to the date of Completion have been either examined by the United States Internal Revenue Service (the "IRS") or other Taxation
                                                        ---
           Authorities or relate to closed periods, all deficiencies asserted as a result of such examinations have been paid or finally settled, and it is not anticipated that any issue will be raised by the IRS or other Taxation Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no audits pending or threatened of any of the US Subsidiary's Tax Returns by any Taxation Authority, and there are no claims which have been or may be asserted relating to any of the US Subsidiary's Tax Returns filed for any year which if determined adversely would result in the assertion by any Taxation Authority of any deficiency. There have been no waivers or extensions of statutes of limitations by the US Subsidiary.

     24.4  Asset Liens

           There are no liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the US Subsidiary.

     24.5  Tax Elections

           All material elections with respect to Taxes affecting the US Subsidiary that are effective as of the date hereof are set forth in the Disclosure Documents. The US Subsidiary has not: (i) made nor will it make a consent dividend election under Section 565 of the United States Internal Revenue Code of 1986, as amended (the "Code");
           (ii) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the US Subsidiary's assets; (iii) agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) made an election, nor is required, to treat any asset of the US Subsidiary as owned by another person pursuant to the provisions of former Section 168(f) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or as "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168 of the Code; or (v) made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

     24.6  Prior Affiliated Groups

           The US Subsidiary has no liability for the Taxes of any other person
           (i) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

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     24.7  Power of Attorney

           There is no power of attorney granted by the US Subsidiary relating to any Tax that is currently in force.

     24.8  Tax Sharing Agreements

           There are no, and at the date of Completion there will be no, Tax-sharing agreements or similar arrangements with respect to or involving the US Subsidiary and, after the date of Completion, the US Subsidiary shall not be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the date of Completion.

     24.9  Partnerships and Single Member LLCs

           Except as set forth in the Disclosure Documents, the US Subsidiary is not (i) subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for United States federal income Tax purposes nor (ii) owns a single member limited liability company which is treated as a disregarded entity.

     24.10 Withholding

           The US Subsidiary is not a "United States real property holding corporation" within the meaning of Section 897 of the Code.

     24.11 Parachute Payments

           The US Subsidiary is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or which would result in a disallowed deduction under Section 162(m) of the Code.

     24.13 Permanent Establishment

           The US Subsidiary has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

     24.14 Tax-Exempt Interest

           None of the assets of the US Subsidiary directly or indirectly secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code.

     24.15 International Boycott

           The US Subsidiary has never participated in nor is participating in an international boycott within the meaning of Section 999 of the Code.

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                                  SCHEDULE 5A

     1.   Public Filings.  The Company has filed all forms, reports, and
          ---------------
          documents (the "Company Public Reports") required to be filed with the SEC and the National Association of Securities Dealers and other U.S. federal or state securities law authorities, exchanges or self-regulatory bodies (the "Securities Authorities") prior to the Closing Date.

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                                  SCHEDULE 6

               Basis for preparation of the Completion Statement

     1.   GENERAL REQUIREMENTS

          The consolidated Completion Statement of the Group shall represent the assets and liabilities of the Group and be prepared on the basis of US GAAP as applied by companies carrying on a similar business to that of the Business, but for the avoidance of doubt:

     1.1 sums receivable in respect of debtors shall not be included at sums higher than the amounts collectible, making appropriate provision for doubtful debts;

     1.2 stocks and work-in-progress shall be valued at the lower of cost and net realisable value;

     1.3 no value shall be attributable to goodwill or any other intangible asset other than as attributed in the Balance Sheet Accounts;

     1.4  no value shall be attributable to research and development costs;

     1.5 immovable property and other fixed assets shall be included at their net book value as at the Balance Sheet Date (or at cost if purchased after the Balance Sheet Date) less depreciation at the rates used in the Balance Sheet Accounts;

     1.6 full provision shall be made for all Taxation including deferred Taxation, but no value shall be attributable to deferred tax assets on an individual or net basis.

                                  SCHEDULE 7

                                  Completion

                                    Part 1
1.   VENDORS' OBLIGATIONS

     On Completion, the Vendors shall deliver to the Purchaser as required by clause 6.2:

1.1 evidence reasonably satisfactory to the Purchaser of the fulfilment of the conditions set out in clause 2.1;

1.2 a copy of the minutes of a meeting of the directors of each of the Vendors that is a body corporate authorising the execution by that Vendor of this Agreement and the Tax Deed (such copy minutes being certified as correct by the secretary of that Vendor) or in the case of Hikari Tsushin Inc ("Hikari") a written confirmation from a legal adviser of Hikari of the due authority of its signatory to this Agreement;

1.3 certificates from each of the banks at which the Company and each of the Subsidiaries maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business two Business Days prior to Completion in respect of the United Kingdom banks and three Business Days prior to Completion in respect of the US banks;

1.4 the cash book balances of the Company and each of the Subsidiaries as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company and each of the Subsidiaries as shown by the certificates referred to in paragraph 1.3;

1.5 the cheque books relating to all the bank accounts of the Company and each of the Subsidiaries together with confirmation that no cheques have been written by the Company or any of the Subsidiaries since preparation of the statements referred to in paragraph 1.4;

1.6 evidence in the agreed terms that all debts and accounts (if any) between any member of the Group or any Affiliate of any member of the Group (of the one part) and the Vendors and any Connected Person or Affiliate of any of the Vendors (of the other part) have been fully paid and settled;

1.7 legal opinion of Manx counsel to the Trustee Vendor addressed to the Purchaser in terms reasonably acceptable to the Purchaser;

1.8 the Tax Deed duly executed as a deed by each of the parties thereto other than the Purchaser;

1.9 transfers of the Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominee(s) together with the relevant share certificates in the names of such registered holders;

1.10 such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under Part 1 of this schedule has been executed) in the agreed terms to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares;

1.11 certificates in respect of all issued shares in the capital of each of the Subsidiaries and duly executed transfers of all shares in any Subsidiary held by any nominee or trustee for the Company including any subsidiary in favour of such persons as the Purchaser shall direct;

1.12 irrevocable powers of attorney in the agreed terms executed by each of the holders of the Shares in favour of the Purchaser or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

1.13 the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company and each of the Subsidiaries;

1.14 the documents of title to the Properties;

1.15 the written resignations in the agreed terms of those Directors specified by the Purchaser and the secretary or secretaries of the Company and the Subsidiaries in form reasonably satisfactory to Purchaser from their respective offices, such resignations to take effect from Completion;

1.16 the written resignation of the auditors of the Company and of each of the Subsidiaries in the agreed terms to take effect from Completion containing the statements referred to in section 394(1), CA 85 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2), CA 85 at the respective registered offices of the Company and each of the Subsidiaries;

1.17 employment agreements in the agreed form, duly executed by the Managers;

1.18 a release in the agreed form from each Vendor and written termination of the Shareholders Agreement of the Company; and

1.19 an agreement in a form reasonably acceptable to the Purchaser amending the terms of the agreement between Navarre Corporation and PSL dated 20 July 1999 so as to ensure that the definition of products which Navarre is entitled to distribute does not extend to products of, or incorporating products of other companies in the Purchaser's Group.

                                    Part 2

On Completion, the Vendors shall cause a board meeting of the Company and of each of the Subsidiaries to be held at which:

1. in the case of the Company only, the said transfers of the Shares shall be passed for registration and registered (subject to the same being duly stamped, which shall be at the cost of the Purchaser);

2. the resignations referred to in paragraphs 1.15 and 1.16 of Part 1 shall be tendered and accepted so as to take effect at the close of the meeting;

3. persons nominated by the Purchaser (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries;

4. all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Purchaser may require;

5.   the registered office shall be changed as directed by the Purchaser;

6. the accounting reference date shall be changed as directed by the Purchaser;

7.   KPMG shall be appointed auditors; and

8. in the case of the Subsidiaries only, transfers shall be passed for registration and registered (subject to the same having been duly stamped at the cost of the Company) and declarations of trust in a form satisfactory to the Purchaser shall be executed in respect of all shares in the Subsidiaries held by any person other than the Company as nominee for the Company or another Subsidiary.

     SIGNED by COLIN CALDER

     /s/ COLIN CALDER

     SIGNED for and on behalf of THE STANLEY TRUSTEE COMPANY LIMITED

     By: /s/ D A M McGURGAN.

     By: /s/ WYN HUGHES


     SIGNED for and on behalf of 3i GROUP PLC

     By: /s/ TREVOR HOPE

     By: ........................................


     SIGNED for and on behalf of

     KENNET I LP.

     By:  /s/ C SYVRET

     By:  /s/ DIRECTOR KENNET CAPITAL MANAGEMENT (JERSEY) LIMITED


     SIGNED for and on behalf of

     ACCESS TECHNOLOGY PARTNERS L.P

     By: /s/ THOMAS SYMONIAK

     By: ........................................


     SIGNED for and on behalf of

     ACCESS TECHNOLOGY PARTNERS BROKERS FUND L.P

     By:  /s/ THOMAS SYMONIAK

     By: ..........................................


     SIGNED for and on behalf of

     HAMBRECHT & QUIST CALIFORNIA

     By: /s/ THOMAS SYMONIAK

     By: .......................................


     SIGNED for and on behalf of

     HAMBRECHT & QUIST EMPLOYEE VENTURE FUND L.P. II

     By: /s/ THOMAS SYMONIAK

     By: ..........................................


     SIGNED for and on behalf of

     HAMBRECHT & QUIST PARAGON SOFTWARE INVESTORS L.P.

     By: /s/ CHRISTOPHER MONTANO

     By: for NANCY PFUND


     SIGNED for and on behalf of 3 COM VENTURES INC

     By: /s/ JANICE M. ROBERTS


     SIGNED by HIKARI TSUSHIN INC

     By: /s/ MASAHIDE SAITO



     SIGNED for and on behalf of PHONE.COM, INC.

     By: /s/ ALAIN ROSSMANN


     SIGNED for and on behalf of PARAGON SOFTWARE (HOLDINGS) LIMITED

     By: /s/ COLIN CALDER